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2019 Annual Meeting of Stockholders

Notice & Proxy Statement

LETTER TO OUR SHAREHOLDERS

Dear Fellow Yelp Shareholders,
As we continue into 2019, the foundation laid in 2018 will prove to be an important asset for Yelp. We have undertaken transformations in our go-to-market strategy, including transitioning to selling advertising on demand, launching a program to attract and serve local advertising resellers, making it easier for business owners to claim their presence on Yelp, and establishing a stronger marketing foundation to drive our self-serve client acquisitions.
We have also made substantial progress in our key business verticals. In Restaurants, our most important and highly trafficked user acquisition vertical, our investments resulted in a doubling of diners seated via Yelp and helped drive mid-teens percentage growth in App Unique Devices during 2018. In Home & Local Services, our largest and fastest growing vertical by revenue, our focus on product innovation delivered nearly 30% growth in category revenue in 2018, driven in part by a tripling of revenue attributable to Request A Quote over the same period.
The expansion of our attribution capabilities and our revamped national sales and marketing operations also helped us capture a larger share of the considerable opportunities presented by enterprise and multi-location customers, who accounted for the majority of local ad spending in the United States in 2018. Revenue from these clients also grew nearly 30% in 2018 as we won mandates from marquee advertisers and expanded our relationships with existing clients.
Going forward, we plan to capitalize on the opportunities that our strategic transformations have unlocked in the past year: we are committed to providing consumers and businesses with innovative products and services and to delivering value and long-term growth to our shareholders.
To accelerate Yelp’s growth, we are focusing on five important initiatives: (1) winning in key verticals, such as Restaurants and Home & Local Services; (2) expanding our slate of business product offerings; (3) driving more value to our customers; (4) capturing the enterprise opportunity; and (5) continuing to enhance the consumer experience. We expect the product development and go-to-market efforts we undertake in support of these initiatives to help us achieve a mid-teens compound annual revenue growth rate from 2019 through 2023. Together with focusing on our most efficient sales channels and optimizing our sales force and marketing investments, we also expect these efforts to deliver an even more profitable Yelp, which includes achieving Adjusted EBITDA margins in the 30-35% range by 2023.
To support the execution of these growth strategies, we have refreshed our Board of Directors, adding three new members, George Hu, Sharon Rothstein and Brian Sharples, to replace Geoff Donaker, Peter Fenton and Jeremy Levine, respectively, who stepped down from the Board earlier this year. George, Sharon and Brian bring a wealth of practical, hands-on knowledge and skill sets, including scaling operations, sales, marketing, product and monetization, to our Board. Their additions further strengthen our talented and diverse team. On behalf of the entire Board, I would like to thank Geoff, Peter and Jeremy for their many contributions to Yelp over the years.
We remain committed to returning capital to our shareholders. In February, we announced a $250 million increase to Yelp’s share repurchase program, bringing the total share repurchase authorization to $500 million of outstanding common stock. Together with the $200 million program completed in November 2018, this represents a planned $700 million return of capital to Yelp shareholders since August 2017.
We are excited about Yelp’s future and confident in our strategy to capitalize on the sizable opportunities ahead of us. Our Board, management team and employees are fully committed to delivering on our plan to drive long-term value for our shareholders, which we believe will also create a stronger, more sustainable and more valuable company for our consumers and business owners.
On behalf of our Board of Directors and management team, we cordially invite you to attend the 2019 Annual Meeting of Stockholders, which will be conducted by live audio webcast on Thursday, June 6, 2019 at 9:30 a.m. (Pacific time). Details on how to join the meeting are described in the attached notice of Annual Meeting of Stockholders and Proxy Statement. We look forward to your participation and, as always, we sincerely appreciate your continued support and interest in Yelp.

Diane M. Irvine Chair, Board of Directors Yelp Inc.

YELP INC.
140 New Montgomery Street
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 6, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of YELP INC., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 6, 2019 at 9:30 a.m. (Pacific time).
As in past years, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/YELP2019. We continue to believe that hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and the Company.
At the Annual Meeting, stockholders will vote on the following matters:

1.	To elect the three nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2022 Annual Meeting of Stockholders.

2.
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company's named executive officers.

5.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 15, 2019. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or at any adjournment thereof.
We look forward to your attendance at our Annual Meeting.
By Order of the Board of Directors
Laurence Wilson
Corporate Secretary
San Francisco, California
April 22, 2019

You are cordially invited to attend and participate in the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a legal proxy issued in your name from that record holder.

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement contains "forward-looking" statements regarding Yelp's current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" section of our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. We assume no obligation to update any of these forward-looking statements.

ABOUT THE ANNUAL MEETING
Why am I receiving these materials?

We are providing you with these proxy materials because the Board of Directors of Yelp Inc., or the Board, is soliciting your proxy to vote at Yelp’s 2019 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements thereof. As used in this Proxy Statement, references to “we,” “us,” “our,” “Yelp” and the “Company” refer to Yelp Inc. and its consolidated subsidiaries.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018, or our Annual Report, are being distributed and made available on or about April 22, 2019.
When and where will the Annual Meeting take place?

The Annual Meeting will be held via a live audio webcast on Thursday, June 6, 2019 at 9:30 a.m. Pacific time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/YELP2019, where you will be able to listen to the meeting live, submit questions and vote online.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.
As a result, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We will instead send a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders of record with instructions for accessing the proxy materials and voting online or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to have a printed set of the proxy materials. Instructions on how to access the proxy materials online or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 22, 2019 to all stockholders of record entitled to vote at the Annual Meeting.
How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you owned as of April 15, 2019, or the Record Date.
What am I voting on?

There are four matters scheduled for a vote:

•	Proposal No. 1: the election of the three nominees for director named in this Proxy Statement;

•
Proposal No. 2: the ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019;

•	Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and

•	Proposal No. 4: the indication, on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.
We will also transact any other business that may properly come before the meeting, although we are not aware of any such business as of the date of this Proxy Statement.

What are the Board's voting recommendations?

The Board recommends that you vote your shares as follows:

•	FOR the election of the three nominees for director named in this Proxy Statement;

•	FOR ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as

our independent registered public accounting firm for the year ending December 31, 2019;

•	FOR the advisory approval of executive compensation; and

•	For every 1 YEAR as the preferred frequency of advisory votes to approve executive compensation.
How do I vote in advance of the Annual Meeting?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.
If you are a stockholder of record, you may vote in any of the following ways:

Internet	Phone	Mail
Visit www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice.	Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.	Complete, sign and date the proxy card and return it promptly in the envelope provided (if you requested a paper copy of the proxy materials or we elected to deliver a proxy card at a later time).
Your vote must be received by 11:59 p.m. Eastern time on June 5, 2019 to be counted.	Your vote must be received by 11:59 p.m. Eastern time on June 5, 2019 to be counted.	If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you instruct.
If you are a stockholder who holds shares through a brokerage firm, bank, trust or other similar organization (that is, in "street name"), you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

We are holding the Annual Meeting online and providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How do I attend and participate in the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2019. If you are a stockholder of record, you will be asked to provide the control number from your Notice. If you are a stockholder whose shares are held in street name, follow the instructions from your broker or bank.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our business is managed under the direction of our Board, which is presently composed of eight directors. All of our directors other than our Chief Executive Officer, Jeremy Stoppelman, are independent within the meaning of the listing standards of the New York Stock Exchange, or NYSE.
Our Board is divided into three classes of directors. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. There are three directors in the class whose term of office expires in 2019. If elected at the Annual Meeting, each of these nominees would serve until the 2022 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
The following table sets forth the names, ages and certain other information with respect to our directors, including the three nominees for election at the Annual Meeting, as of April 15, 2019:

Name	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating Committee

Class I Directors – Nominees for Election at the Annual Meeting
Fred D. Anderson, Jr.	74	Feb. 2011	✓	l«	µ
Sharon Rothstein	61	March 2019	✓			●
Brian Sharples	58	March 2019	✓	●
Class II Directors – Continuing in Office until the 2020 Annual Meeting
Diane M. Irvine	60	Nov. 2011	✓	µ«		µ
Mariam Naficy	48	Jan. 2014	✓			●
Class III Directors – Continuing in Office until the 2021 Annual Meeting
Robert Gibbs	48	May 2012	✓	●	●	●
George Hu	44	March 2019	✓		●
Jeremy Stoppelman	41	Sept. 2005
Legend: µ Committee Chairperson | ● Committee Member | « Audit Committee Financial Expert

Board Composition

The Nominating and Corporate Governance Committee of the Board, or the Nominating Committee, seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated the nominees for election at the Annual Meeting in the broader context of the Board’s overall composition, with the goal of selecting nominees who complement and strengthen the skills of other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to the effective functioning of the Board, as described in greater detail below.
Considerations in Evaluating Director Nominees
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also considers such factors as possessing relevant expertise on which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders.
In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. Accordingly, the Nominating Committee may consider such factors as diversity of gender, race, professional experience and differences in viewpoints and skills.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee meets to discuss and consider candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote.

To identify candidates for Board membership, the Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. For example, the Nominating Committee engaged Spencer Stuart, a nationally recognized director search firm, to assist with its review of our Board composition in 2018, as described below. The Nominating Committee also conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.
At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders and will evaluate such candidates on a case-by-case basis. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Summary of Director Experience and Qualifications
The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our directors as a result of their particular relevance to our business and structure. While all of these were considered by the Board and Nominating Committee in connection with this year's director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our directors.

	Experience as Senior Executive at Major Public Company	Experience in Internet or Technology Industry	Online Advertising, Sales or Marketing Experience	Digital Marketplace or e-Commerce Experience	Public Company Board Service / Corporate Governance	Specific Expertise in Yelp Key Vertical[1]
Diane M. Irvine	✓	✓		✓	✓
Fred D. Anderson, Jr.	✓	✓		✓	✓
Robert Gibbs	✓					✓
George Hu	✓	✓	✓
Mariam Naficy		✓	✓	✓
Sharon Rothstein	✓		✓			✓
Brian Sharples	✓	✓	✓	✓	✓	✓
Jeremy Stoppelman	✓	✓		✓		✓

(1)	Includes restaurants, hospitality and home services.
2019 Board Refreshment
Based on feedback received through engagement with our stockholders, our Board and Nominating Committee initiated a process in late 2018 to evaluate the Board's composition and identify additional director candidates to help drive our strategy, with the support of Spencer Stuart. As a result of this process, upon the recommendation of the Nominating Committee, the Board elected Ms. Rothstein and Messrs. Hu and Sharples to the Board to fill the vacancies created by the resignations of Peter Fenton, Geoff Donaker and Jeremy Levine, respectively. We believe the resulting Board composition strikes the right balance between long-term understanding of our business and fresh external perspectives, while also improving diversity within the boardroom. At the conclusion of this refreshment process, our Board composition reflected the following characteristics:
Biographies of our Board Members
Each of the nominees listed below is currently a director and was recommended for election by the Nominating Committee. Ms. Rothstein and Messrs. Hu and Sharples were appointed to the Board to fill vacancies and have not previously been elected by our stockholders. The Nominating Committee recommended their initial election to the Board based on the Board refreshment process it conducted in 2019 with the support of Spencer Stuart, as described above.
A brief biography of each nominee and each director whose term will continue after the Annual Meeting is set forth below. The biographies below also include information regarding the specific experience, qualifications, attributes or skills of each nominee or director that led the Nominating Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement.

Nominees for Election for a Three-Year Term Expiring at the 2022 Annual Meeting

Fred D. Anderson, Jr.
Director Since: February 2011
Committees: Audit
Compensation (Chair)

Fred D. Anderson, Jr. serves as a Managing Director of Next Equity Partners, a firm he co-founded in July 2015, and Elevation Partners, a firm he co-founded in July 2004, making venture capital and private equity investments in technology and digital media companies. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., one of the world's largest consumer electronics companies. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. Mr. Anderson currently serves on the board of trustees of Whittier College and the Stanford Athletic Advisory Board. Mr. Anderson holds a B.A. from Whittier College and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓ Extensive financial expertise from CFO positions at large, global companies
✓ Significant board and senior management experience at large, innovative technology companies
✓ Deep experience in analyzing and executing sophisticated corporate transactions
Other Public Company Board Service
+ eBay Inc. (since 2003)
+ Apple Inc. (June 2004—September 2006)
+ Palm, Inc. (October 2007—July 2010)
+ Move, Inc. (November 2006—March 2012)

Sharon Rothstein
Director Since: March 2019
Committees: Nominating & Corporate
Governance

Sharon Rothstein has served as an Operating Partner at Stripes Group, a growth equity firm since October 2018. Prior to joining Stripes Group, Ms. Rothstein served as Executive Vice President, Global Chief Marketing Officer of Starbucks Corporation, a premier roaster, marketer and retailer of specialty coffee, from April 2013 to February 2018. From May 2009 to March 2013, Ms. Rothstein served as Senior Vice President of Marketing at Sephora, a specialty beauty retailer. Prior to joining Sephora, Ms. Rothstein held senior marketing and brand management positions with Godiva, Starwood Hotels and Resorts, Nabisco Biscuit Company and Procter & Gamble. Ms. Rothstein holds a Bachelor of Commerce from the University of British Columbia and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓ Significant marketing expertise from positions at iconic consumer-facing companies
✓ Leadership experience in key restaurant and hospitality verticals

Brian Sharples
Director Since: March 2019
Committees: Audit

Brian Sharples is a serial entrepreneur, angel investor and advisor to technology and e-commerce companies. Mr. Sharples most recently served as Chairman of Twyla Inc., an online fine art marketplace that he co-founded, from October 2016 to December 2018. Mr. Sharples previously served as Chief Executive Officer of HomeAway, Inc., a vacation rental marketplace he co-founded, from April 2004 to September 2016, as President from April 2004 to May 2014 and as Chairman from March 2011 to December 2015. Prior to founding HomeAway, Mr. Sharples was an angel investor from 2001 to 2004 and also served as Chief Executive Officer of Elysium Partners, Inc., a company in the vacation club ownership market, from 2002 to 2003. Mr. Sharples was President of IntelliQuest Information Group from 1990 to 1996 and Chief Executive Officer from 1996 to 2000. Mr. Sharples holds a B.S. in math and economics from Colby College and an M.B.A. from the Stanford University Graduate School of Business.

Qualifications
✓ Experience as board member as well as in leading operations and executive roles at technology and e-commerce companies
✓ Strategic transactions
✓ Expert in technology brand strategy
Other Public Company Board Service
+ GoDaddy Inc. (since 2016)
+ RetailMeNot, Inc. (July 2011—May 2017)
+ HomeAway, Inc. (March 2011—December 2015)
+ Kayak, Inc. (December 2011—2015)

Directors Continuing in Office until the 2020 Annual Meeting

Diane M. Irvine, Chairperson
Director Since: November 2011
Committees: Audit (Chair)
Nominating & Corporate Governance (Chair)

Diane M. Irvine has served as Chairperson of the Board since September 2015. She previously served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry, from February 2008 to November 2011, and as President from February 2007 to November 2011. Ms. Irvine also served as the Chief Financial Officer of Blue Nile from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers & Lybrand LLP, an accounting firm. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation and a Doctor of Humane Letters from Golden Gate University.

Qualifications
✓ Extensive financial expertise
✓ Significant public company board and senior management experience
Other Public Company Board Service
+ Funko, Inc. (since August 2017)
+ XO Group Inc. (November 2014—December 2018)
+ Rightside Group, Ltd. (August 2014—July 2017)
+ CafePress Inc. (May 2012—May 2015)
+ Blue Nile, Inc. (May 2001—November 2011)

Mariam Naficy
Director Since: January 2014
Committees: Nominating & Corporate
Governance

Mariam Naficy has been the Chief Executive Officer of Minted LLC, an online marketplace for independent design and art, since she founded the company in June 2007. Prior to founding Minted, she was the general manager of the e-commerce division of The Body Shop International plc, a cosmetics retailer, from November 2003 to June 2007. She previously served as Vice President, Marketing and Product Development of Movielink, LLC, a web-based video on demand service, from April 2002 to May 2003, Interim Vice President of Marketing for Columbia Tristar International Television, a television and distribution and production company, from January 2002 to May 2002, and co-founder and Chief Executive Officer of Eve.com, an online cosmetics retailer, from June 1998 to October 2000, when it was acquired by Idealab. Ms. Naficy also sits on the board of Every Mother Counts, a non-profit organization founded to increase public awareness and support for improved maternal and child health. She holds a B.A. in Political Economy from Williams College and an M.B.A. from the Stanford University Graduate School of Business.

Qualifications
✓ Expertise in operating and managing companies in the e-commerce sector

Directors Continuing in Office until the 2021 Annual Meeting

Robert Gibbs
Director Since: May 2012
Committees: Audit
Compensation
Nominating & Corporate Governance

Robert Gibbs has been Executive Vice President, Global Chief Communications Officer of McDonald’s Corporation, a global food service retailer, since June 2015. Prior to joining McDonald’s, Mr. Gibbs was a Partner at The Incite Agency, a strategic communications firm, from June 2013 to June 2015 and a contributor to cable news channel MSNBC from February 2013 to June 2015. Mr. Gibbs previously served as a senior campaign advisor to President Barack Obama for the 2012 presidential election from January 2012 to November 2012. From January 2009 to February 2011, he served as the 28th White House Press Secretary. Prior to January 2009, Mr. Gibbs was the Communications Director for then-U.S. Senator Obama and for Mr. Obama’s 2008 presidential campaign. Mr. Gibbs was Press Secretary for Senator John Kerry’s 2004 presidential campaign and previously specialized in Senate campaigns, having served as Communications Director for the Democratic Senatorial Campaign Committee and for four individual Senate campaigns, including those of Mr. Obama in 2004 and Fritz Hollings in 1998. Mr. Gibbs holds a B.A. in Political Science from North Carolina State University.

Qualifications
✓ Extensive media, communications and public policy experience
✓ Leadership experience in key restaurant vertical

George Hu
Director Since: March 2019
Committees: Compensation

George Hu has served as Chief Operating Officer of Twilio Inc. since March 2017. From December 2014 to April 2016, Mr. Hu founded and served as Chief Executive Officer at Peer, a workplace feedback startup that was acquired by Twitter, Inc. in 2016. Prior to founding Peer, Mr. Hu served as Chief Operating Officer at Salesforce.com, Inc., a leading provider of enterprise cloud computing applications, from November 2011 to December 2014. From 2001 to 2011, Mr. Hu served in a variety of other management roles at Salesforce.com, including Vice President of Product Marketing, Senior Vice President of Applications, Executive Vice President of Products and Chief Marketing Officer. Mr. Hu holds an A.B. in Economics from Harvard College and an M.B.A. in Business Administration from the Stanford University Graduate School of Business.

Qualifications
✓ High-growth technology experience, including over ten years at Salesforce.com
✓ Breadth of operational expertise, including a background in product, applications and marketing

Jeremy Stoppelman
Director Since: September 2005

Jeremy Stoppelman is our co-founder and has served as our Chief Executive Officer since our inception in 2004. Prior to founding Yelp, Mr. Stoppelman held various engineering roles at PayPal, Inc., an online payment company, from February 2000 to June 2003, most recently serving as Vice President of Engineering. Prior to PayPal, Mr. Stoppelman was a software engineer at Excite@Home, an Internet company, from August 1999 to January 2000. He holds a B.S. in Computer Science from the University of Illinois.

Qualifications
✓ Perspective gained from his experience as one of our co-founders and our Chief Executive Officer
✓ Significant experience in the Internet industry

Required Vote and Board Recommendation

Majority Voting with Director Resignation Policy
In February 2019, our Board amended our Bylaws to adopt a majority voting with director resignation policy. This policy provides that, in uncontested elections (such as this one), directors are elected by a majority of votes cast by holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors — that is, the nominee must receive a greater number of votes "for" his or her election than votes "withheld" from his or her election.
In the event that an incumbent nominee for director in an uncontested election does not receive the required majority vote and no successor has been elected at such meeting, our Bylaws require the director to promptly tender his or her resignation to the Board. The Nominating Committee will then consider the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating Committee’s recommendation. Within ninety (90) days after the date of the certification of election results, we will disclose the Board's decision and an explanation of such decision in a filing with the SEC, a press release or other broadly disseminated means of communication.
If the Board does not accept such incumbent director's resignation, the director will continue to serve until the next annual meeting and until his or her successor is elected and duly qualified. If the Board accepts such incumbent director's resignation, or if a nominee for director does not receive the required vote and is not an incumbent director, then the Board, in its sole discretion, may decrease the size of the Board or may fill the resulting vacancy by a majority vote of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director's successor is elected and duly qualified.

Through this policy, the Board seeks to be accountable to all stockholders and respect the rights of stockholders to express their views through their votes for nominees. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event a nominee fails to receive a majority of the votes cast with respect to such nominee. For example, the Board may wish to assess whether the sudden resignation of one or more directors would materially impair the effective functioning of the Board. This policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum or if a resignation would otherwise impair the functioning of the committee. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her performance as a director at the Company.
Under this policy, in contested elections — any election in which the number of candidates for director exceeds the number of directors to be elected — directors will continue to be elected by a plurality of the votes of holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors, meaning the candidates who receive the highest numbers of affirmative votes will be elected as directors.
Board Recommendation
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Nominating Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
THE BOARD RECOMMENDS
A VOTE “FOR” ALL OF THE NAMED NOMINEES

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
Corporate Governance

Our mission is to connect consumers with great local businesses. Since our founding in 2004, we have built a trusted local platform that delivers significant value to both consumers and businesses by helping each discover, interact and transact with the other. Our comprehensive, mobile-first platform offers food-ordering, booking, and reservation and wait list capabilities, among many other transaction opportunities, in addition to the 164.3 million recommended reviews available as of December 31, 2018.
Our culture is at the foundation of our success, and it continues to help drive our business forward as a pivotal part of our everyday operations. It allows us to attract and retain a talented group of employees, create an energetic work environment and continue to innovate in a highly competitive market. Our culture extends beyond our offices and into the local communities in which people use Yelp. We organize events several times a year to recognize our most important contributors, facilitating face-to-face interactions, building the Yelp brand and fostering the sense of true community in which we believe so strongly.
We recognize that pursuing our mission and preserving our culture goes hand in hand with a commitment to corporate governance practices that promote long-term stockholder value creation by providing the right leadership structure and composition of the Board, as well as providing our stockholders with both the opportunity to provide direct feedback and key substantive rights to ensure accountability.
To help ensure that the Board will have the necessary practices in place to review and evaluate our business operations as needed to make decisions that are independent of our management, the Board has documented its governance practices in our Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of executive management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. Our Board has also adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees, including those officers responsible for financial reporting, that, together with our Corporate Governance Guidelines, Bylaws and Board committee charters, provide the framework for the governance of the Company.
Key highlights of our Board profile and corporate governance practices are set forth below:

✓	Approximately 88% of directors are independent	✓	100% independent committee members
✓	Maintain an independent Chairperson separate from our CEO	✓	Robust Code of Conduct and Corporate Governance Guidelines
✓	Majority voting with director resignation policy in uncontested elections	✓	Annual say-on-pay vote
✓	Strong stockholder engagement practice	✓	Succession planning process
✓	Commitment to Board refreshment	✓	Regular executive sessions of independent directors
✓	Stock ownership guidelines for directors and executive officers	✓	Clawback Policy on cash and equity incentive compensation
✓	Periodic reviews of committee charters, Code of Conduct and Corporate Governance Guidelines	✓	Comprehensive risk oversight by full Board and committees
✓	No short sales, hedging, pledging, margin purchases or other inherently speculative transactions in our equity securities by directors or executive officers	✓	Annual Board and committee self-evaluations, including individual director evaluations
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters of our principal Board committees are available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.” If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver of its provisions to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Independence of the Board
Under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our executive management and independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NYSE listing standards: Mses. Irvine, Naficy and Rothstein and Messrs. Anderson, Gibbs, Hu and Sharples. In addition, the Board had previously determined that Peter Fenton and Jeremy Levine were independent directors within the meaning of the applicable NYSE listing standards prior to their resignations from the Board on March 1, 2019.
In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with the Company. It considered the current and prior relationships that each non-employee director has with our company and each other and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Stoppelman, our Chief Executive Officer, is not independent by virtue of his employment with the Company. In addition, Geoff Donaker, our former Chief Operating Officer, was not independent prior to his resignation from the Board on March 1, 2019 due to his recent employment with the Company.
Board Leadership Structure
Ms. Irvine has served as Chairperson of the Board since September 2015. Ms. Irvine’s tenure on the Board, as well as the deep knowledge of our Company gained in her role as Chairperson of the Audit Committee of the Board, or Audit Committee, allow her to provide valuable insights and facilitate the implementation of our strategic initiatives and business plans. In our view, having a Chairperson that is far removed from management would have the potential to give rise to divided leadership, which could interfere with good decision making or weaken our ability to develop and implement strategy. The Board also believes, however, that Ms. Irvine’s independence is an essential complement to her familiarity with the Company and management representation on the Board, helping to foster an environment that is conducive to objective evaluation and oversight of management’s performance.

Ms. Irvine has authority, among other things, to call and preside over Board meetings and set meeting agendas, as well as to preside over and establish agendas for executive sessions of the independent directors, giving her substantial authority to shape the work of the Board. The Board believes that her independence, coupled with her substantial financial expertise and experience in public company management, enhances the effectiveness of the Board as a whole and makes her chairpersonship in the best interests of the Board, the Company and its stockholders.
Meetings of the Board
The Board met four times during 2018. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of 2018 during which he or she was a director or committee member.
Under our Corporate Governance Guidelines, directors are also expected to attend our annual meetings of stockholders. Six out of eight directors attended the 2018 Annual Meeting of Stockholders.

Information Regarding the Committees of the Board
The Board has three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for 2018 for each of the Board committees:

Name	Audit	Compensation	Nominating
Diane M. Irvine	µ		●[1]
Fred D. Anderson, Jr.	●	●
Peter Fenton		µ2
Robert Gibbs	●
Jeremy Levine			µ3
Mariam Naficy			●
Total meetings in 2018	9	3	2

µ	Committee Chairperson | ● Committee Member

(1)	The Board appointed Ms. Irvine to the Nominating Committee effective December 5, 2018.

(2)
Mr. Fenton resigned from the Compensation Committee in connection with his resignation from the Board on March 1, 2019. Effective as of March 1, 2019, the Board designated Mr. Anderson as Chairperson of the Compensation Committee and appointed Messrs. Gibbs and Hu as members of the Compensation Committee.

(3)
Mr. Levine resigned from the Nominating Committee in connection with his resignation from the Board on March 1, 2019. Effective as of March 1, 2019, the Board designated Ms. Irvine as Chairperson of the Nominating Committee and appointed Ms. Rothstein and Mr. Gibbs as members of the Nominating Committee.

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would bear on the materiality of his or her relationship to us.
Audit Committee
The Board established the Audit Committee to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of our financial statements, and the quality and integrity of our financial statements and reports. For this purpose, the Audit Committee performs several functions, including:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•
reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	conferring with management and our independent registered public accounting firm regarding the scope,

adequacy and effectiveness of our internal control over financial reporting;

•	considering, approving, disapproving or ratifying related-party transactions;

•
reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing and establishing appropriate insurance coverage for our directors and executive officers;

•	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Audit Committee is currently composed of four directors, Ms. Irvine and Messrs. Anderson, Gibbs and Sharples, each of whom the Board has determined to be independent (as independence is currently defined in Section 303A.02 of the NYSE listing standards and in Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act). The Board has determined that Ms. Irvine and Mr. Anderson each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Irvine’s and Mr. Anderson’s level of knowledge and experience based on a number of factors, including their formal education and experiences as described in their biographies included in this Proxy Statement. Ms. Irvine is the Chairperson of the Audit Committee.
The Audit Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.”
Audit Committee Report(1)
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Respectfully submitted,
The Audit Committee of the Board of Directors(2)

Diane M. Irvine, Chairperson
Fred D. Anderson, Jr.
Robert Gibbs
____________________

(1)
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	Mr. Sharples joined the Audit Committee following this review and discussion and so did not participate.
Compensation Committee
The Board established the Compensation Committee to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. The functions of the Compensation Committee include:

•
determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation, if appropriate;

•	reviewing and recommending to the full Board the compensation of our directors;

•	evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•
reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.
Our Compensation Committee is currently composed of three directors, Messrs. Anderson, Gibbs and Hu, each of whom the Board has determined to be independent under the NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Mr. Anderson is the Chairperson of the Compensation Committee.

The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.” Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under our equity incentive plans.
The specific determinations of the Compensation Committee with respect to executive compensation for 2018 and the Compensation Committee Report, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in detail in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “—Director Compensation” below.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Nominating Committee
The Board established the Nominating Committee to oversee our corporate governance functions. Specifically, the functions of the Nominating Committee include:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to the Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board;

•	implementing an orientation process for directors and, in the Nominating Committee's discretion, instituting a plan or program for the continuing education of directors;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating Committee and its charter.
The Nominating Committee is currently composed of four directors, Mses. Irvine, Naficy and Rothstein and Mr. Gibbs, each of whom the Board has determined to be independent under the NYSE listing standards. Ms. Irvine is the Chairperson of the Nominating Committee.
The Nominating Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.”
Stockholder Engagement
Outreach
We believe that effective corporate governance should include regular, constructive conversations with our stockholders. As described in greater detail below, beginning in the fall of 2018, we expanded our stockholder engagement program with certain members of our Board, executive management and investor relations team engaging with stockholders directly to discuss our corporate governance and executive compensation programs, as well as to answer questions and elicit feedback. Our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer also regularly engage in dialogue with our stockholders in connection with our quarterly announcement of financial results, at conferences and through other channels. Management provides an overview of these discussions and feedback to the Board and relevant committees for consideration and appropriate follow up.
In the fourth quarter of 2018 and early 2019, we reached out to stockholders collectively representing over two-thirds of our outstanding shares. Members of executive management, Ms. Irvine and Mr. Anderson ultimately engaged in substantive discussions relating to governance and compensation matters with stockholders collectively representing approximately 50% of our outstanding shares. The key feedback from our stockholders and the actions we took in response were as follows:

What We Heard from Investors                    Actions We Took
Communications with the Board
Stockholders, any other security holders of the Company and other interested parties may communicate with the Board at the following address:
The Board of Directors
c/o Corporate Secretary
Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, CA 94105
Communications are distributed to the Board or to a particular director, as appropriate, depending on the facts and circumstances outlined in the communication. Material that is unduly hostile, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

Board and Committee Performance Evaluations
Our Board and each of its standing committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. Our Nominating Committee is responsible for establishing the evaluation criteria and implementing the process for the evaluations. Each year, with the assistance of our outside counsel, we conduct interviews of each director to obtain his or her assessment of the effectiveness of the Board and committees, director performance and Board dynamics. A representative of our outside counsel then reports the results of these interviews to the Nominating Committee and the Board, where the results are discussed.
Role of the Board

Our Board is selected by stockholders to provide oversight of, and strategic guidance to, the Company's senior management. More specifically, the Board is responsible for reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions, assessing major risks facing the Company and considering ways to address those risks, and selecting and overseeing management. We discuss each of these responsibilities in greater detail below.
Oversight of Strategy
Our Board is deeply engaged in overseeing the Company's long-term strategy, including evaluating key market opportunities, trends and competitive developments. Strategic matters also inform the Board's oversight of risk, as described below, and committee-level discussions of a range of issues.
While the Board and its committees oversee our strategic planning, our management is responsible for executing our business strategy. To monitor performance against our strategic goals, the Board receives regular updates from senior management. Each director is expected to and does bring to bear their own talents, insights and experiences on these strategy discussions. These boardroom discussions are supplemented between meetings through engagement with senior management and updates to the Board on significant items, such as major corporate actions.
The Board's oversight and management's execution of our business strategy are conducted with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company. However, our Board believes that its continuous process of monitoring strategic matters also enables it to effectively evaluate their impact on short- and medium-term Company performance, as well as on the quality of Company operations.
Oversight of Risk
Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Yelp and its stockholders. While our management is responsible for the day-to-day management of the risks that we face, the Board is responsible for overseeing our aggregate risk profile and our risk management process, as well as ensuring that an appropriate culture of risk management exists within the Company and setting the right “tone at the top.”
Notably, the Board recognizes Yelp's responsibility to operate in a responsible and sustainable manner aligned with our mission, vision and values to build authentic connections between consumers and businesses based on trust and integrity, in addition to delivering long-term value to stockholders. The management of key non-financial risks and opportunities, such as consumer protection, workforce inclusion and development, social impact and environmental sustainability, are critical components of the Board's risk oversight responsibilities.
The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes an independent Chairperson, the majority-independent Board and independent Board committees provide a well-functioning and effective balance to management’s representation on the Board. Although the Board does not have a standing risk management committee, it administers its oversight function directly as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
The Audit Committee considers and discusses our major financial, legal and regulatory risk exposures, which include financial reporting, accounting processes, regulatory compliance and cybersecurity. The Audit Committee also oversees the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. Finally, the Audit Committee oversees the performance of our internal audit function.
Our Nominating Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning for the Board and management. In addition, the Nominating Committee monitors the effectiveness of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, including whether they are successful in preventing illegal and improper liability-creating conduct.

The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this Proxy Statement entitled “Executive Compensation—Compensation Risk Assessment.”
Both the Board as a whole and the various standing committees receive periodic reports from executive management and our Head of Internal Audit, as well as incidental reports as matters may arise. It is the responsibility of the committee chairpersons to report findings regarding material risk exposures to the Board as appropriate.
Management Succession Planning
Our Board believes that the directors and Chief Executive Officer should collaborate on succession planning and that the entire Board should be involved in critical aspects of the succession planning process, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential candidates, reviewing the Company's leadership pipeline and talent strategies, and making management succession decisions. Management succession is discussed in regular Board meetings and in executive sessions of the Board.
Our Chief Executive Officer and Chief Operating Officer are responsible for making available to the Board their recommendations and evaluations of potential successors for the Company's executive officers, including a review of development plans for such individuals to help prepare them for future succession. As outlined in our Corporate Governance Guidelines, the Nominating Committee is primarily responsible for periodically reviewing these succession plans with the Chief Executive Officer and Chief Operating Officer, and, based on such review, making recommendations to the Board with respect to the selection of appropriate individuals to succeed our executive officers.
Director Compensation

The following table shows, for the year ended December 31, 2018, certain information with respect to the compensation of each of our non-employee directors.
Director Compensation for the Year Ended December 31, 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Total ($)
Diane M. Irvine	—(1)	59,956	—	59,956
Fred D. Anderson, Jr.	—(1)	33,978	—	33,978
Geoff Donaker	—(1)	20,000	—	20,000
Peter Fenton	—(1)	29,978	—	29,978
Robert Gibbs	—(1)	28,989	—	28,989
Jeremy Levine	—(1)	24,989	—	24,989
Mariam Naficy	—(1)	22,494	—	22,494

(1)
The indicated non-employee director elected to receive the following cash fees he or she was otherwise entitled to receive in the form of a restricted stock unit, or RSU, award of equivalent value (calculated as set forth under “—Director Compensation Arrangements—Cash Compensation” below): (a) Ms. Irvine, $60,000; (b) Mr. Anderson, $34,000; (c) Mr. Donaker, $20,000; (d) Mr. Fenton, $30,000; (e) Mr. Gibbs, $29,000; (f) Mr. Levine, $25,000; and (g) Ms. Naficy, $22,500.

(2)
The amounts reported here do not reflect the actual economic value realized by our directors. In accordance with SEC rules, this column represents the aggregate grant date fair value of shares underlying stock awards granted during the year ended December 31, 2018, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 14, "Stockholders' Equity," in our Annual Report.

(3)
The aggregate number of shares subject to outstanding RSU awards held by each non-employee director as of December 31, 2018 was as follows: (a) 349 shares of common stock for Ms. Irvine; (b) 198 shares of common stock for Mr. Anderson; (c) 117 shares of common stock for Mr. Donaker; (d) 175 shares of common stock for Mr. Fenton; (e) 169 shares of common stock for Mr. Gibbs; (f) 146 shares of common stock for Mr. Levine; and (g) 131 shares of common stock for Ms. Naficy.

(4)
The aggregate number of shares subject to outstanding stock options held by each non-employee director as of December 31, 2018 was as follows: (a) 55,000 shares of common stock for Ms. Irvine; (b) 10,000 shares of common stock for Mr. Anderson; (c) 496,400 shares of common stock for Mr. Donaker; (d) 10,000 shares of common stock for Mr. Fenton; (e)

55,000 shares of common stock for Mr. Gibbs; (f) 10,000 shares of common stock for Mr. Levine; and (g) 32,500 shares of common stock for Ms. Naficy.
Director Compensation Arrangements
The Compensation Committee periodically reviews and assesses non-employee director pay practices, typically with the assistance of an independent compensation consultant. For example, in connection with its most recent full evaluation of Board compensation in the first quarter of 2016, the Compensation Committee engaged Compensia, Inc. to provide a compensation analysis consisting of board compensation data from the same peer group used for executive compensation purposes. After considering this market data, as well as the time and responsibility requirements of the various Board roles and committees, our Compensation Committee recommended, and the Board approved, the director compensation arrangements set forth below, which were effective beginning with 2016 compensation.
We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. Mr. Stoppelman does not receive any additional compensation for his service on the Board.
Cash Compensation. We currently provide the following cash compensation for Board and Board committee services, as applicable, to non-employee directors:

•	$20,000 per year for service as chairperson of the Board;

•	$20,000 per year for service as a Board member (in addition to the cash compensation for service as chairperson of the Board);

•	$20,000 per year for service as chairperson of the Audit Committee;

•	$9,000 per year for service as a member of the Audit Committee (other than as chairperson);

•	$10,000 per year for service as the chairperson of the Compensation Committee;

•	$5,000 per year for service as a member of the Compensation Committee (other than as chairperson) or chairperson of any other committee; and

•	$2,500 per year for service as a member of any other committee (other than as chairperson).
Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive in the form of shares of common stock with an equivalent value, issued in the form of RSU awards that vest quarterly over the applicable year of service. Such election must be made on an annual basis no later January 1 of the year for which the election is being made. In 2018, the number of shares issued in lieu of cash fees was calculated based on the average closing price of our common stock on the NYSE over the two calendar months prior to grant.
Equity Compensation. Each non-employee director is also currently entitled to receive an option to purchase 10,000 shares of our common stock every other year on the date of our annual meeting of stockholders. Each such option vests in equal monthly installments over four years following the date of grant. In addition, any new chairperson of the Audit Committee (if a new director) will also receive an option grant of 25,000 shares of common stock. The option vests over four years, with 25% vesting on the one-year anniversary of the date of grant and the remainder vesting on a monthly basis thereafter. We grant stock options with an exercise price of not less than the fair market value of our common stock on the date of grant. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information.
2019 Compensation Changes. In connection with the Board refreshment process completed in February 2019, the Board determined that new non-employee directors will be entitled to receive equity awards valued at $325,000, split evenly between stock options and RSUs by value. Each such award vests over four years, with 25% vesting after one year and the remaining shares underlying the options vesting in equal monthly installments and the remaining shares covered by the RSUs vesting in equal quarterly installments.
The Board approved this change in our non-employee director compensation program after taking into account input from Compensia regarding market practices with respect to initial equity awards; however, it did not obtain a full compensation analysis as in 2016. The Board expects to conduct a full review of our non-employee director compensation program during 2019.
Director Stock Ownership Requirement
In December 2018, our Board adopted Stock Ownership Guidelines that require each non-employee director to attain a minimum share ownership position of the lesser of (a) 2,000 shares or (b) shares valued at 3x the director's annual cash retainer for service on the Board, excluding any fees paid with respect to service on a committee of the Board, calculated based on the average closing price over the ninety (90) trading days prior to measurement.
Each non-employee director must achieve this minimum position by the later of (x) December 5, 2021 or (y) three years after the individual became subject to the Stock Ownership Guidelines. Although this deadline has not passed for any non-employee director, all of our non-employee directors were in compliance with the Stock Ownership Guidelines measured as of December 31, 2018.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. We first engaged Deloitte & Touche LLP in 2008 to audit our financial statements beginning with those for the year ended December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2018 and 2017 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2018	2017
	(in thousands)
Audit Fees(1)	$1,746	$1,965	*
Audit-related Fees(2)	$53	$40
Tax Fees(3)	$186	$105
All Other Fees(4)	$—	$—
Total Fees	$1,984	$2,110	*
____________________

*
Includes $150,000 of audit fees related to the audit of our financial statements for the year ended December 31, 2017 billed after April 20, 2018, the date that our Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Stockholders was filed with the SEC.

(1)
Audit Fees are fees and expenses for the audit of our financial statements, review of interim financial statements and services in connection with our statutory and regulatory filings or engagements in those fiscal years.

(2)
Audit-related Fees are fees billed for the assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees are fees billed for tax compliance, advice and planning.

(4)	All other fees are fees for products and services other than the services described above. No other fees were billed in 2017 or 2018.
All fees described above were pre-approved by the Audit Committee.
In connection with the audit of our 2018 financial statements, we entered into certain engagement agreements with Deloitte & Touche LLP that set forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. These agreements are subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to grant interim pre-approvals of audit services, provided that any such pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
Required Vote and Board Recommendation

The affirmative vote of holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter will be required to ratify the selection of Deloitte & Touche LLP.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The Board has adopted a policy of soliciting a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year in accordance with the preference previously indicated by our stockholders. Accordingly, this year we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
Our executive compensation program for 2018 emphasized teamwork and long-term value creation through a philosophy of maintaining internal pay equity, tying a meaningful portion of compensation to the long-term value of our business and establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking. Consistent with this philosophy, the Compensation Committee designed an executive compensation program that we believe has been effective at achieving its objectives of:

•	attracting and retaining talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•	motivating these executive officers to achieve our business objectives;

•	aligning the interests of our executive officers with those of our stockholders; and

•	promoting teamwork while also recognizing the role that each executive officer plays in our success.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” equity compensation continued to be the principal component of our executive compensation program in 2018. Equity awards to our named executive officers directly link the most substantial component of their compensation to the long-term success of our business and generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.
Other highlights of our executive compensation program for 2018 include:

•
For the sixth consecutive year, our Chief Executive Officer elected to receive a nominal base salary of $1.00 per year as a testament to his commitment to and confidence in our business and its long-term value creation potential.

•
We made no increases to the base salaries of other named executive officers, except for Mr. Ramsay, who received a 10% base salary increase in recognition of the increased responsibilities he had assumed since his promotion to Chief Accounting Officer.

•
We granted stock options to our Chief Executive Officer with a value representing nearly a 50% decrease from his 2017 stock option grants, based on the grant date fair value of such awards as reported in our Summary Compensation Table. We granted a combination of stock options and RSU awards to our other named executive officers.

•	We did not award any bonuses to our named executive officers.

•	We do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, guaranteed bonuses or guaranteed equity compensation.

•	Our executives are employed at-will and are expected to demonstrate high-quality performance in order to continue serving as members of our executive team.

•
We offer reasonable change in control and severance benefits to our executive officers, as customary in our industry, with cash severance payments under these agreements not exceeding the executive’s annual cash compensation (i.e. base salary plus cash bonus amount, if any) at the time of termination.

•	We do not provide excise tax reimbursements or “gross ups” to our executive officers with respect to benefits received in connection with a change in control or termination event.

•	We provide few fringe benefits to our executive officers and do not offer access to car allowances, financial planning advice or club memberships.

We believe this program is reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to pursue sustainable increases in stockholder value without encouraging excessive risk taking. We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative disclosures included in this Proxy Statement for additional details about our executive compensation program.
The Board is asking the stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this Proposal No. 3 requires the vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled advisory vote will be at the 2020 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF
ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14 of the Exchange Act also enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to stockholders every year.
The Board believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation programs are designed to promote the creation of stockholder value over the long term, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of stockholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters, including providing stockholders with the opportunity to ratify the Audit Committee's selection of our independent registered public accounting firm, and our executive compensation philosophy, policies and practices.
Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for every one, two or three years or abstaining from voting on this Proposal No. 4. While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter will be deemed to be the frequency preferred by the stockholders.
The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders' concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board or the Company, the Board may decide that it is in the best interests of the stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EVERY "1 YEAR"
ON PROPOSAL NO. 4

EXECUTIVE OFFICERS
The names, ages and certain other information concerning our executive officers as of April 15, 2019 are set forth below.

Name	Age	Position Held With the Company
Jeremy Stoppelman	41	Co-Founder and Chief Executive Officer
Charles (“Lanny”) Baker	52	Chief Financial Officer
Joseph R. (“Jed”) Nachman	46	Chief Operating Officer
Vivek Patel	40	Chief Product Officer
Alan Ramsay	50	Chief Accounting Officer
Laurence Wilson	46	Chief Administrative Officer, General Counsel and Secretary

There are no family relationships between any of our directors and any of our executive officers.
Jeremy Stoppelman. Biographical information regarding Mr. Stoppelman is set forth under “Proposal No. 1—Election of Directors.”

Lanny Baker has served as our Chief Financial Officer since April 2016. Prior to joining us, Mr. Baker served as Chief Executive Officer and President of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 through March 2016. He also served as Executive Vice President and Chief Financial Officer of ZipRealty from December 2008 to September 2010. ZipRealty was acquired by Realogy Holdings, Inc. in August 2014. From June 2007 to December 2008, Mr. Baker was an independent investor. From March 2005 to June 2007, he served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., which operates the employment website monster.com. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup), including Managing Director in the Equity Research Department. Mr. Baker currently serves on the board of Leaf Group Ltd., a diversified consumer Internet company. Mr. Baker previously served on the board and chaired the audit and nominating and corporate governance committees of XO Group, Inc., a life stage consumer Internet and media company, from November 2005 to December 2018, when it was acquired by WeddingWire, Inc. He also served as a director and chairman of the audit committee of HomeAway, Inc., an online vacation rental company, from 2011 to December 2015, when it was acquired by Expedia, Inc. Mr. Baker holds a B.A. from Yale College.

Jed Nachman has served as our Chief Operating Officer since August 2016 and previously served as our Chief Revenue Officer from January 2016 to August 2016, Senior Vice President of Revenue from September 2011 to January 2016 and Vice President of Sales from January 2007 to September 2011. Prior to joining us, Mr. Nachman held several senior sales roles at Yahoo! from January 2002 to January 2007, most recently as Director of Corporate Sales for the Western Region for Yahoo! HotJobs, an online job search company. Prior to Yahoo!, Mr. Nachman served as sales manager at HotJobs from June 1999 to 2002, when it was acquired by Yahoo!. Prior to HotJobs, Mr. Nachman was an associate at Robertson Stephens from 1996 to 1998. Mr. Nachman holds a B.A. in Economics from the University of Colorado at Boulder.

Vivek Patel has served as our Chief Product Officer since January 2019 and previously served as our Senior Vice President, Products from July 2016 to December 2018, Vice President, Business Products from January 2013 to July 2016, Director, Business Products from December 2010 to January 2013 and Product Manager, Consumer & International from April 2009 to December 2010. Prior to joining us, Mr. Patel served as Director of Product Management at SugarSync, a provider of online file backup, from 2004 to October 2008. Mr. Patel holds a B.S. in Computer Science and an M.A. in Education: Learning, Design & Technology from Stanford University.

Alan Ramsay has served as our Chief Accounting Officer since March 2017. Prior to his appointment as Chief Accounting Officer, Mr. Ramsay served as our Vice President, Accounting from January 2016 to March 2017 and Corporate Controller from July 2012 to December 2015. Prior to joining us, Mr. Ramsay was an independent consultant providing finance and accounting services to technology companies from January 2011 to July 2012, and held several senior accounting roles for Granite Construction Inc., a heavy civil construction company, from October 2001 to December 2010. Mr. Ramsay is a California C.P.A. (inactive) and holds a B.S. in Accounting and Finance from the University of Arizona and an M.B.A. in Finance from the Wharton School of Business at the University of Pennsylvania. As previously disclosed, Mr. Ramsay resigned from his position as Chief Accounting Officer effective June 1, 2019.

Laurence Wilson has served as our General Counsel since November 2007 and as our Chief Administrative Officer since October 2017. Prior to joining us, Mr. Wilson served as Vice President of Legal and Business Development for Xoom Corporation from January 2004 to October 2007. Mr. Wilson began his legal career with Claremont Partners, Inc., a health care solutions company, from March 2002 to January 2004. He holds a B.A. in History from the University of California, San Diego and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Our compensation discussion and analysis describes our executive compensation program and the decisions in 2018 regarding compensation for our named executive officers:

•	Jeremy Stoppelman, our Chief Executive Officer;

•	Lanny Baker, our Chief Financial Officer;

•	Jed Nachman, our Chief Operating Officer;

•	Alan Ramsay, our Chief Accounting Officer, who will be stepping down from his position effective June 1, 2019; and

•	Laurence Wilson, our Chief Administrative Officer, General Counsel and Secretary.
Executive Summary
In the years following our initial public offering in 2012, our business grew rapidly as we expanded from a local business directory and review site to a comprehensive local platform with transaction capabilities. This transition required the intense focus and dedication of our executives and employees, and we regularly adjusted our compensation program to match the maturity, size, scale and growth of our business. However, the design of our program remained consistent in its emphasis on a straightforward, transparent structure weighted toward equity over cash compensation, which our Compensation Committee believed would motivate our executive officers to drive long-term value creation while appropriately conserving cash at that stage of our business.
2018 marked another inflection point for us as we embarked on a significant repositioning of our business and strategy, which we expect to continue in 2019. In recognition of changes in our business — both completed and planned — and based on feedback from our stockholders, our Compensation Committee took steps in late 2018 and early 2019 to begin a corresponding evolution of our executive compensation program. We expect this evolution to continue in the near- to medium-term to bring our compensation program into alignment with our updated business strategy, as well as to respond to market conditions in the dynamic and highly competitive industry in which we operate.
This executive summary provides an overview of: (1) our strategy and 2018 business highlights; (2) the results of our 2018 advisory vote on executive compensation, stockholder outreach and the evolution of our executive compensation program; and (3) highlights of executive compensation changes for 2019.
Our Strategy and 2018 Business Highlights
As a trusted local platform, we deliver significant value to both consumers and businesses by helping each discover and interact with the other: our unrivaled content and transaction capabilities help consumers save time and money, while our advertising and other products help business owners gain visibility and engage with our large audience of purchase-oriented consumers. Our strategy looks to leverage our competitive advantages — our brand, our content, our large consumer audience and the network dynamics on our platform — to increase the value we provide to consumers and businesses, while continuing to drive efficiency in our business model.
In 2018, we began repositioning our business through our transition from selling our advertising products under fixed-term contracts to selling under non-term contracts, making significant investments in restaurant-specific products, leveraging product innovation to increase monetization of our home & local services category and implementing an increasingly differentiated go-to-market strategy for our national advertising business. Our efforts in these and other areas enabled us to achieve the following accomplishments, while at the same time improving our gross profit margin:

✓
Our move to non-term contracts significantly decreased friction in our advertiser acquisition process, provided us with the opportunity to acquire customers through paid trials and allowed us to offer our ad products to more advertisers, contributing to a 17% increase in our advertising revenue in 2018 compared to 2017.

✓
Our investment in and further integration of Yelp Reservations and Yelp Waitlist led to a 142% increase in diners seated via Yelp in 2018 compared to 2017 and contributed to strong consumer usage and engagement across categories beyond restaurants.

✓
The implementation of our long-term partnership with Grubhub in early 2018 contributed to a 27% increase in food orders placed on our platform from the fourth quarter of 2017 to the fourth quarter of 2018.

✓
Request A Quote project volume increased 41% in the fourth quarter of 2018 compared to the fourth quarter of 2017 as we continued to refine the product, driving a 25% increase in revenue from our home & local category in the fourth quarter of 2018 compared to the fourth quarter of 2017 and more than doubling Request A Quote's annualized attributable revenue from the fourth quarter of 2017 to the fourth quarter of 2018.

✓	Revenue from our national advertising business increased by nearly 30% in 2018 compared to 2017, reflecting accelerating year-over-year revenue growth in each quarter of the year, driven by our efforts to provide advertisers with store-level attribution data, detailed reporting and analytics and expanded client service and coverage.

✓
Based on our strong profitability and balance sheet, we continued to return capital to stockholders through our stock repurchase program. We repurchased on the open market and subsequently retired $187.4 million of our outstanding common stock in 2018, completing the $200 million stock repurchase program our Board authorized in July 2017. In November 2018, our Board authorized a new stock repurchase program providing for the repurchase of up to $250 million of our outstanding common stock (which it subsequently increased in February 2019 to $500 million of our outstanding common stock).

We expect that 2019 will be another year of transition for Yelp as we build on our efforts in 2018 by focusing on initiatives to grow revenue while improving profitability, such as shifting our emphasis to our most efficient and high-margin sales channels and accelerating our strategy through effective partnerships that create great consumer experiences while generating attractive economics for our business.
To support our execution of these initiatives and our long-term strategy, we refreshed the composition of our Board with Mr. Hu, Ms. Rothstein and Mr. Sharples replacing Messrs. Donaker, Fenton and Levine, respectively. We also refreshed the composition of our Compensation Committee with two new members, Messrs. Gibbs and Hu, and Mr. Anderson stepped into the role of Chairperson of the Compensation Committee following Mr. Fenton's resignation from the Board. The new directors each have extensive and relevant business experience, including with scaling operations, sales, marketing, product and monetization.
Results of 2018 Advisory Vote, Stockholder Outreach and Evolution of Our Executive Compensation Program
In accordance with the preference of our stockholders expressed in 2013, we conduct an annual advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote. In our 2018 say-on-pay vote, our executive compensation was approved by approximately 92% of the votes affirmatively cast on the proposal, which our Compensation Committee believed reflected stockholder support for our executive compensation program.
We value the opinions of our stockholders and seek their input as part of our regular outreach efforts. In connection with our ongoing business repositioning and feedback from certain large stockholders, we significantly enhanced our stockholder engagement program beginning in the fall of 2018. In the fourth quarter of 2018 and early 2019, we reached out to stockholders collectively representing over two-thirds of our outstanding shares. Members of executive management, the Chairperson of our Board, Ms. Irvine, and the current Chairperson of our Compensation Committee and an Audit Committee member, Mr. Anderson, ultimately engaged in substantive discussions relating to governance and compensation matters with stockholders collectively representing approximately 50% of our outstanding shares.
Although our say-on-pay vote received strong support in 2018, we proactively solicited input on our executive compensation program as part of these discussions to help gauge how we might evolve our pay practices in light of changes in our business and strategy. Our Compensation Committee took the results of our say-on-pay vote and the feedback from our stockholder discussions into consideration in making executive compensation decisions in late 2018 and early 2019. The key feedback from our stockholders related to our executive compensation program and the actions we took in response were as follows:

The actions outlined above represent the initial step in the evolution of our executive compensation program as our Compensation Committee continues its ongoing efforts to ensure that our program is aligned with our strategy and the needs, scale and resources of our business. We expect that the leadership of Mr. Anderson as the new Chairperson of our Compensation Committee, as well as the fresh perspectives of Messrs. Gibbs and Hu as new Compensation Committee members, will be key to the successful development of our executive compensation program.
Executive Compensation Governance
Including the above enhancements to our compensation governance, our Board and Compensation Committee have implemented the following compensation and governance policies and practices, which they determined to be in the best interests of our stockholders:

☑ What We Do		☒ What We Do Not Do
✓	Maintain a completely independent Compensation Committee	✗	No guaranteed salary increases, guaranteed bonuses or guaranteed equity compensation
✓	Retain an independent compensation consultant	✗	No strict benchmarking of compensation
✓	Structure a substantial majority of total compensation as long-term equity awards	✗	No "single-trigger" change in control cash payments or guaranteed equity acceleration
✓	Grant performance-based long-term equity awards	✗	No excessive perquisites or personal benefits
✓	Employ our executive officers at will	✗	No excise tax “gross-ups” for change in control or termination benefits
✓	Provide reasonable change in control and severance benefits that do not exceed the executive’s annual cash compensation (i.e. base salary + cash bonus amount, if any) at the time of termination	✗	No pension arrangements, defined benefit retirement programs or non-qualified deferred compensation plans
✓	Maintain stock ownership guidelines for executive officers and directors	✗	No hedging, pledging or other inherently speculative transactions in our equity securities
✓	Subject cash and equity incentive compensation to a clawback policy	✗	No stock option exchanges or repricings without stockholder approval

2018 Pay Decisions

•
For the sixth consecutive year, our Chief Executive Officer elected to receive a nominal base salary of $1.00 per year as a testament to his commitment to and confidence in our business and its long-term value creation potential.

•
We made no increases to the base salaries of other named executive officers, except for Mr. Ramsay, who received a 10% base salary increase in recognition of the increased responsibilities he had assumed since his promotion to Chief Accounting Officer.

•	We did not award any bonuses to our named executive officers.

•
We granted stock options to our Chief Executive Officer with a value representing nearly a 50% decrease from his 2017 stock option grants, based on the grant date fair value of such awards as reported in our Summary Compensation Table. We granted a combination of stock options and RSU awards to our other named executive officers.

Pay for Performance Alignment
Our 2018 executive compensation program is heavily weighted towards at-risk compensation in the form of long-term equity awards designed to align the interests of our executive team with our performance and the interests of our stockholders: stock options will have value only to the extent that shares held by our stockholders also increase in value and RSUs will not retain their expected value if our shares lose value. The total direct compensation mix for our Chief Executive Officer and other named executive officers during 2018 reflected this alignment:
CHIEF EXECUTIVE OFFICER
100% At-Risk

AVERAGE OF OTHER NEOs
86% At-Risk
As a result of this compensation mix, our Chief Executive Officer's realizable pay(2) — the compensation actually available (or "realizable") to him — may be substantially lower than his reported pay(1) — which estimates the expected value of compensation on the date it was granted in accordance with financial accounting principles — if our performance does not improve our stock price. This has been the case in each of the last three years; for example, our Chief Executive Officer's realizable pay was $1 in 2018 compared to his approximately $5.4 million of reported pay.
Realizable pay provides another perspective to help demonstrate the alignment of our Chief Executive Officer's compensation with the financial interests of stockholders, particularly because nearly 100% of our Chief Executive Officer's pay has been delivered in the form of stock options in the last several years. Our Compensation Committee believes that analysis of realizable pay compared to measures of company performance and value generated for stockholders, such as total stockholder return, or TSR,(4) allows a more complete understanding of the pay-for-performance relationship than sole reliance on reported pay in the Summary Compensation Table.

TSR reflects the change in value for stockholders through stock price appreciation over a particular period of time. As shown in the chart below, both realizable pay and reported pay for our Chief Executive Officer increased in 2016 and 2017 when our indexed TSR increased, and fell in 2018 when our indexed TSR decreased. While our Chief Executive Officer's 2018 reported pay was approximately $5.4 million based on the reported value of his 2018 stock options, his realizable pay from those options was zero because the options were "underwater" due to our stock price performance following their grant date. As a result, our Chief Executive Officer's realizable pay in 2018 consisted solely of his nominal annual salary of $1.
____________________

(1)
Reported pay represents (a) Mr. Stoppelman's nominal annual salary of $1.00, plus (b) the aggregate grant date fair value of shares underlying stock options granted to Mr. Stoppelman in the applicable year calculated in accordance with ASC 718.

(2)
Realizable pay represents (a) Mr. Stoppelman's nominal annual salary of $1.00, plus (b) the value of stock options, whether vested or unvested, granted to Mr. Stoppelman in the applicable year that are in-the-money based on a stock price of $34.99 per share, the closing price of our stock on December 31, 2018.

(3)
Realized pay represents Mr. Stoppelman's "take-home" pay as reflected in his Form W-2 for each year, including any gains from options exercised during the applicable year (regardless of the option grant date).

(4)	Indexed TSR represents the return associated with a hypothetical $100 investment in our common stock at the beginning of the relevant period.

Our Compensation Committee also believes that reviewing realizable pay and our stock price performance in the context of our peer companies is an important measure in assessing our pay-for-performance alignment against those companies with whom we compete for executive talent. The chart below shows the percentile of our Chief Executive Officer's realizable pay over the three-year period ended December 31, 2018 compared to our TSR performance percentile over the same period, as compared to the same measures for our 2018 peer group companies (as detailed under "—Compensation Setting Process—Role of Market Data" below), with the exceptions of Pandora Media, Inc. and Web.com Group, Inc., which were recently acquired.
As reflected in the chart, our Chief Executive Officer's realizable compensation ranked below median at the 21st percentile of our peer group. Although our TSR also ranked below the median of our peer group, it was at the 26th percentile of our peer group, showing the general alignment of our Chief Executive Officer's realizable compensation with our TSR performance over the three-year period relative to our peer group.
____________________

(1)
Realizable pay is calculated as the sum of: (a) base salary; (b) actual bonus earned; (c) aggregate value of time-vested and target performance vested stock and stock unit awards granted during the three-year period; and (d) aggregate value of stock options, whether vested or unvested, granted during the three-year period that are in-the-money based on the closing price of the applicable company's stock on December 31, 2018.

(2)
TSR represents the percentage change in value for stockholders through stock price appreciation over the applicable three-year period, adjusted to reflect the impact of paid dividends, and is calculated based on the closing price of the applicable company's stock on December 31, 2018.

While our Compensation Committee recognizes that TSR is not the sole measure of our performance, we are mindful that TSR is important to our stockholders and is a measure often used by institutional investors in assessing the alignment between pay and performance. We recognize that there are a variety of ways to measure pay-for-performance alignment, and multiple measurements are often appropriate. While obviously important, TSR is only one of the several factors our Compensation Committee considers in making executive compensation decisions. We expect to continue to review and present the alignment of executive compensation with our performance, as measured in the manner we determine to be most appropriate for our Company.
Executive Compensation Objectives, Philosophy and Design
In addition to operating in a highly competitive and rapidly evolving industry, we are currently undergoing significant repositioning of our business and strategy. Competition for experienced and talented technology executives in the San Francisco Bay Area is intense and continuous, and not all executives desire or are suited to manage in a transitional business environment, which may exacerbate these challenges for us in the near term. Our Compensation Committee typically evaluates our executive compensation philosophy, objectives and design on an annual basis; however, in light of the evolution of our business and related challenges, our Compensation Committee is currently actively reviewing our executive compensation program.
Objectives and Philosophy. Despite the changes in our business and our Compensation Committee's ongoing assessment of our program, we believe our executive compensation program must continue to satisfy certain basic objectives:

Attract and retain a team of executives with strong leadership and management capabilities, and that fosters our company culture, which is the foundation of our success and remains a pivotal part of our everyday operations
Motivate our executive officers to achieve our business objectives	Align the interests of our executive officers with those of our stockholders	Promote teamwork while also recognizing the role each executive plays in our success

We have historically approached these objectives by emphasizing teamwork and long-term value creation through a philosophy of:

•	maintaining internal pay equity, such that each executive's compensation reflects the relative importance of his role, while at the same time providing a certain amount of parity to promote teamwork;

•	tying a meaningful portion of compensation directly to the long-term value and growth of our business and total stockholder return; and

•	establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking.
Design. Based on the above principles, the total compensation package for our executive team in 2018 consisted of:

•	a limited base salary to compensate our executives for their day-to-day responsibilities, at levels that our Compensation Committee felt were necessary to attract and retain executive talent;

•	grants under our equity incentive compensation plans consisting of stock options and, other than for Mr. Stoppelman, RSUs; and

•	limited severance and change in control benefits to encourage our executives to work to maximize stockholder value.
We also provide our executive officers with comprehensive employee benefit programs such as medical,

dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to all of our eligible employees.
Compensation has generally been weighted towards equity, with limited cash compensation. Our Compensation Committee believed, and continues to believe, that making equity awards the primary component of executive compensation focuses the executive team on the achievement of our long-term strategic and financial goals, thereby aligning their interests with those of our stockholders. Historically, we have not offered cash bonus opportunities to our executive officers, as our Compensation Committee believed that providing meaningful equity opportunities motivated our executive officers to drive long-term value creation while appropriately conserving cash given the stage of our business. Our Compensation Committee continues to evaluate the role of any cash bonus opportunities in connection with its ongoing review of our executive compensation program.
We do not affirmatively set out in any given year, or with respect to any given new hire package, to apportion compensation in any specific ratio between cash and equity, or between long- and short-term compensation. Rather, total compensation has skewed more heavily toward either cash or equity, or short- or long-term compensation, as a result of the factors described in the paragraphs above and in greater detail below.

Compensation Setting Process
Role of Our Compensation Committee
Our Compensation Committee is primarily responsible for executive compensation decisions, including establishing our executive compensation philosophy and programs, as well as determining specific compensation arrangements for each executive. Our Compensation Committee generally reviews our compensation programs and individual executive compensation arrangements on an annual basis — though it may do so more frequently as circumstances require, as it is currently doing — to determine whether any changes would be appropriate.
In making executive compensation decisions, our Compensation Committee may consult with its independent compensation consultant and management, as described below; however, our Compensation Committee uses its own judgment, as well as the experiences and individual knowledge of its members, in making final decisions regarding our executive compensation program. We believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure.
Role of Management
In general, our Compensation Committee works closely with members of our management, and our Chief Financial Officer and the head of our human resources department in particular, to manage and develop our executive compensation program, including reviewing existing compensation for adjustment (as needed) and establishing new hire packages. Our finance and human resources departments work with the Chief Financial Officer to gather data — which may include information related to each executive’s job duties, company-wide pay levels and benefits, current financial constraints, each executive officer’s current equity award holdings, shares available for grant under our equity plans and company and individual accomplishments, as appropriate — that management reviews in making its recommendations to the Compensation Committee and provides to the Compensation Committee to assist it in making executive compensation decisions.
From time to time, our Chief Financial Officer and other members of our executive management attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. Members of our human resources and legal departments also attend Compensation Committee meetings. Our Compensation Committee meets in executive session when appropriate to discuss and determine the compensation for each executive officer. Neither our Chief Executive Officer, Chief Financial Officer nor any other member of management participates in any deliberations of our Compensation Committee regarding executive compensation and no executive officer voted in or was present during the final deliberations of our Compensation Committee regarding the amount or any component of his own compensation package or of any other executive officer’s compensation package.
Role of Compensation Consultant
Our Compensation Committee has the authority under its charter to engage its own advisors to assist in carrying out its responsibilities, and typically engages an independent compensation consultant to provide advice on current market practices and other compensation-related matters. We expect our Compensation Committee will continue this practice in the future to ensure that our executive compensation program is competitive and aligned with our strategy. As in past years, our Compensation Committee engaged Compensia, Inc., an independent, national compensation consulting firm, to provide the executive compensation advisory services described below in preparation for its 2018 evaluation of our pay practices.
From time to time, representatives of compensation consultants may attend meetings (or portions of meetings) of our Compensation Committee to present information and answer questions. The compensation consultant reports to our Compensation Committee rather than management, though representatives of the firm may meet with members of management and employees in our human resources and legal departments to collect data and obtain management's perspective on compensation for our executive officers.
Our Compensation Committee periodically assesses whether the work of its compensation advisors, including its compensation consultant, presents any conflict of interest, taking into consideration the independence factors required by the NYSE listing standards. Our Compensation Committee most recently evaluated Compensia's independence in March 2019 and determined that Compensia's work, including that of the individual compensation advisors it employs, as compensation consultant to our Compensation Committee has not created any conflict of interest and that it is satisfied with Compensia's independence.
Role of Market Data
To provide a comparative framework for its annual review of our executive compensation program, our Compensation Committee typically reviews the executive compensation practices of a public company peer group. Our Compensation Committee generally compiles our peer company group annually in the third quarter with the assistance of its independent compensation consultant. The compensation consultant then provides a compensation analysis to our Compensation Committee in the fourth quarter, which consists of executive compensation data from these companies' most recent publicly available compensation disclosures. In some instances, our Compensation Committee may supplement publicly available data from the peer company group with relevant published survey sources.
In the third quarter of 2017, in preparation for making executive compensation decisions for 2018, our

Compensation Committee requested that Compensia develop an updated peer company group. Based on Compensia’s recommendations, our Compensation Committee approved the following peer company group:

Box, Inc.	FireEye, Inc.	New Relic, Inc.	TripAdvisor, Inc.	The Ultimate Software Group, Inc.
Cornerstone OnDemand, Inc.	Groupon, Inc.	Pandora Media, Inc.	Shutterstock, Inc.	Web.com Group, Inc.
CoStar Group, Inc.	Grubhub, Inc.	Proofpoint, Inc.	Splunk Inc.	Zendesk, Inc.
Envestnet, Inc.	Match Group, Inc.	RealPage, Inc.	Tableau Software Inc.	Zillow Group, Inc.
Etsy, Inc.

The companies included in the 2018 peer group were chosen based on generally meeting the industry, revenue, market capitalization and other criteria set forth in the table below as of August 2017. Our corresponding metrics are also included for comparison. Of the two companies from our 2017 peer group that were not included in the 2018 peer group, Synchronoss Technologies Inc. was removed because it no longer met our market capitalization parameters and WebMD Health Corp. was removed as a result of being acquired.

	Industries	Net Revenue Over Previous Four Quarters	Market Capitalization	Other Criteria

2018 Peer Companies	Internet Software and Services	$285M – $2.9B	$1.1B – $9.2B	Annual revenue growth >10%
	Application and Systems Software	$730M median	$2.5B median	Market cap ≥2.5x annual net revenue

Yelp Inc.	Internet Software and Services	$787 million	$3.3 billion	25% year-over-year revenue growth
Market cap 4.3x annual net revenue

Compensia subsequently provided a compensation analysis to our Compensation Committee consisting of a detailed market assessment and retention analysis for each of our named executive officers, as well as an overview of market trends. Compensia based its analysis on market data for the peer group companies listed above. Our Compensation Committee reviewed Compensia's analysis and market data to inform its evaluation of our executive compensation program for 2018; however, it did not benchmark to any particular level.
Role of Stockholder Input
Our Compensation Committee considers the voting results from our most recent annual advisory vote on executive compensation, as well as any specific input provided by stockholders through our engagement activities, in determining executive compensation levels.
When our Compensation Committee made executive compensation decisions in January 2018, the most recent advisory vote results were from our 2017 Annual Meeting of Stockholders, at which approximately 86% of the votes affirmatively cast were voted in favor of the say-on-pay proposal approving the compensation of our named executive officers. Based on this result and its ongoing review of our compensation practices, our Compensation Committee determined not to make any significant changes to our executive compensation program for 2018. The impact of our say-on-pay proposal at our 2018 Annual Meeting of Stockholders and stockholder engagement in 2018 and early 2019 are described above under "—Executive Summary—Results of 2018 Advisory Vote, Stockholder Outreach and Evolution of Our Executive Compensation Program."

Executive Compensation Program Components
Base Salary
We provide a base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty in the face of having a substantial portion of their compensation “at risk” in the form of equity awards with value generally contingent on stock price appreciation. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent, particularly in light of the absence of a cash bonus opportunity for our executive officers.
Our Compensation Committee does not apply specific formulas in setting initial salary levels or determining adjustments from year to year. Rather our Compensation Committee may consider a range of factors, including:

•	the executive’s anticipated responsibilities and individual experience;

•	the value of the other elements of the executive’s compensation package;

•	internal pay equity among our executive officers; and

•	negotiations with the executive.
Our Compensation Committee may also consider target total cash compensation (i.e. base salary plus target annual incentive or bonus cash compensation) for similarly situated executives at our peer group companies. Our Compensation Committee generally believes target total cash compensation data to be a more relevant measure of the market competitiveness of the cash compensation paid to our executive officers than base salary data because we do not offer cash incentive or bonus opportunities.
The following table shows each named executive officer’s base salary for 2018:

Name	2018 Base Salary ($)	Percent Increase from 2017 Base Salary (%)
Jeremy Stoppelman	1	—
Lanny Baker	325,000	—
Jed Nachman	325,000	—
Alan Ramsay	320,000*	10.3
Laurence Wilson	325,000	—

*	Effective June 16, 2018.
Jeremy Stoppelman. As part of its annual review of his compensation, our Compensation Committee approved Mr. Stoppelman's request for a nominal base salary to continue to signal his confidence in our business. See "Executive

Compensation—Compensation Risk Assessment" below for a discussion of our Compensation Committee's determination that this arrangement does not encourage unnecessary or excessive risk taking.
Lanny Baker, Jed Nachman and Laurence Wilson. Our Compensation Committee decided not to increase Messrs. Baker's, Nachman’s or Wilson’s base salary for 2018 based on its determination that these officers’ existing base salaries provided sufficient fixed compensation for retention purposes. In making this determination, our Compensation Committee did not benchmark their salaries to specific market levels, but did note as a general reference point that each of their base salaries fell below the 10th percentile of target total cash compensation levels reported in Compensia’s 2018 executive compensation analysis for these executives. As in prior years, although their cash compensation remained comparatively low, our Compensation Committee concluded that Messrs. Baker's, Nachman’s and Wilson’s total compensation was adequate in light of the equity awards being made to each of them in 2018, as described under “Equity Compensation” below.
Alan Ramsay. Our Compensation Committee initially determined not to increase Mr. Ramsay's base salary in 2018 for the same reasons described above for Messrs. Baker, Nachman and Wilson. In mid-2018, based on discussions with Messrs. Baker and Ramsay, our Compensation Committee reviewed Mr. Ramsay's compensation in light of the increased responsibilities he had taken on since his promotion to Chief Accounting Officer. Based on its review, our Compensation Committee approved an increase in Mr. Ramsay's base salary to $320,000, effective June 16, 2018. Our Compensation Committee did not benchmark Mr. Ramsay's base salary to a specific market level, but rather increased it to a level closer to that of the Company's other executive officers and senior vice presidents, taking into account Mr. Ramsay's department and position level as well as internal pay equity considerations.
Incentive Cash Compensation
Historically, we have not offered incentive cash compensation opportunities to our executive officers. Our Compensation Committee revisited this practice in setting 2018 compensation, but decided not to offer incentive cash compensation opportunities to any executive officer at such time. Our Compensation Committee also elected not to pay any bonus compensation for 2018. Although our Compensation Committee recognized that incentive and bonus cash compensation is a common compensation element at many companies, including companies with whom we compete for talent, it continued to believe that the equity compensation opportunities held by our executives provided sufficient motivation and longer-term retention incentives at that time. Our Compensation Committee also felt that it was appropriate to utilize our cash resources for other priorities — such as our stock repurchase program —

and rely on base salary and equity compensation rather than incentive or bonus cash compensation.
Equity Compensation
The primary component of our executive compensation program is equity awards. Our Compensation Committee believes this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s focus and contributions with our long-term interests and those of our stockholders.
In determining the form, size and material terms of executive equity awards, our Compensation Committee may consider, among other things:

•	the executive officer’s total compensation opportunity;

•	the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value;

•	the need to attract and retain employees in the absence of a cash bonus program;

•	equity awards to similarly situated executives at our peer group companies;

•	individual accomplishments;

•	any recent changes to the executive’s job duties;

•	the executive officer’s existing equity award holdings (including the unvested portion of such awards);

•	internal pay equity among our executive officers; and

•	the cost associated with equity awards, including both stockholder dilution and compensation expense.
Equity awards granted to our executive officers have historically consisted of a combination of stock options and RSUs for officers other than our Chief Executive Officer, whose awards have historically consisted solely of stock options. Stock options, which have an exercise price of not less than the market price of our common stock on the date of grant, have value only if the market price of our common stock increases after the grant date, making them inherently performance-based. Stock options granted to our executive officers generally vest over four years, which provides a strong incentive for our executives to build value that can be sustained over time while also serving as an effective retention tool.
Because RSUs have value even in the absence of stock appreciation, RSUs help us retain and incentivize employees during periods of market volatility. RSUs also typically vest over four years and, as a result, our Compensation Committee believes they are also an effective tool to motivate our executives to build sustainable stockholder value. In addition, RSU awards cover fewer shares of common stock than stock option awards of equivalent grant date fair value, which helps manage the dilutive effect of our equity compensation program.

In the first quarter of 2018, our Compensation Committee reviewed the then-current equity compensation opportunities and holdings of each of our executive officers. Based on this review, our Compensation Committee determined that it would be advisable to grant the awards set forth in the table below.

Name	Exercise Price ($)	Stock Options	RSUs
Jeremy Stoppelman	43.58	288,000	—
Lanny Baker	43.58	117,850	16,934
Jed Nachman	43.58	117,850	16,934
Alan Ramsay	43.58	13,100	5,645
Laurence Wilson	43.58	45,850	19,756

Although our Compensation Committee used the 2018 peer group equity compensation data as a general reference, it primarily relied on its discretionary judgment regarding the appropriate level of equity compensation opportunities in setting the award size for each of our executive officers. In particular, our Compensation Committee determined that the size of these awards would address our retention goals as well as provide sufficient incentive opportunities to motivate our executives to achieve our business objectives in the absence of cash incentive opportunities. The relative size of the awards reflects our Compensation Committee's desire for pay equity, while recognizing the scope and importance of each role's responsibilities. Our Compensation Committee set Mr. Stoppelman's award significantly lower than the awards granted to Mr. Stoppelman in 2017 and below the median level of equity compensation reported in Compensia's 2018 executive compensation analysis for chief executive officers at our peer companies, based on its determination that such award was sufficient to retain and properly incentivize Mr. Stoppelman.
Our Compensation Committee continued its practice of granting Mr. Stoppelman stock options only, so that Mr. Stoppelman would only be eligible to realize value from his equity if stockholder value increases, while granting a mix of stock options and RSUs to the other executive officers. Messrs. Baker's and Nachman's equity awards reflect a 75%-options / 25%-RSUs split of the total value of each executive's equity awards, whereas Messrs. Wilson's and Ramsay's equity awards reflect a 50%-options / 50%-RSUs split. Each executive officer's mix of options and RSUs reflected our Compensation Committee's determination of the balance of awards that would best incentivize each individual executive officer.
Each of the option and RSU awards vests over four years, with the shares underlying the options vesting in equal monthly installments and the shares covered by the RSUs vesting in equal quarterly installments.

In connection with its mid-2018 review of Mr. Ramsay's compensation, our Compensation Committee granted Mr. Ramsay the following supplemental awards in June 2018:

Name	Exercise Price ($)	Stock Options	RSUs
Alan Ramsay	41.16	8,950	15,790

Each of these awards also vests over four years, with the shares underlying the options vesting in equal monthly installments and the shares covered by the RSUs vesting in equal quarterly installments.
Our Compensation Committee did not benchmark the value of these awards to any particular level, but rather re-evaluated Mr. Ramsay's total compensation opportunities and internal pay equity considerations taking into account Mr. Ramsay's expanded role to determine the appropriate amounts. The 75%-RSUs / 25%-options split of the total value of the awards reflects the mix our Compensation Committee determined would best incentivize Mr. Ramsay.
Post-Employment and Change in Control Compensation
We maintain an Executive Severance Benefit Plan, or the Severance Plan, which provides that our named executive officers are eligible to receive certain cash severance upon an involuntary termination without cause (including a constructive termination), subject to signing a release of claims and compliance with continuing obligations of confidentiality. If such involuntary termination occurs on or within 12 months following a change in control (as defined in the Severance Plan), the Severance Plan also provides for limited accelerated vesting of certain equity awards. For a summary of the material terms and conditions of the Severance Plan, see “Compensation Plans and Arrangements—Severance Arrangements” below.
Our Compensation Committee believes, based on the experience of its members, that such severance benefits are reasonable and allow our executive officers to focus on pursuing business strategies that, while in the best interests of our stockholders, may result in disruption of their employment. Our Compensation Committee has also determined that the limited benefits upon an involuntary termination not in connection with the change in control provided under the Severance Plan are in line with the benefits provided at the companies with whom we compete for talent and appropriate to encourage our executives to remain with us.
As a result of Mr. Ramsay's voluntary resignation from his position as Chief Accounting Officer (effective June 1, 2019), he is no longer eligible for the benefits described above.
Employee Benefits

We offer standard health, dental, vision, life and disability insurance benefits to our executive officers on the same terms and conditions generally provided to all other employees. Our executive officers may also participate in our broad-based 401(k) plan, which includes a company match of up to $1,000 per year for employees with less than one year of tenure and up to $3,000 per year for employees with more than one year of tenure, including executive officers. Messrs. Baker, Nachman, Wilson and Ramsay each received 401(k) matching contributions in 2018 as set forth in the Summary Compensation Table below. We believe these benefits are reasonable and consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees. In addition, in 2018, The Yelp Foundation, a non-profit organization established by the Board in 2011, offered to match donations to charitable organizations made by our regular full-time employees of up to $1,000 per employee. Messrs. Stoppelman, Ramsay and Wilson participated in this matching program in the amounts of $1,000, $200 and $1,000, respectively.
We generally do not offer many executive perquisites. However, from time to time, we may consider providing limited perquisites to the extent our Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent. For example, beginning in 2013 with the reduction of Mr. Stoppelman’s base salary to a nominal amount, our Compensation Committee approved payment of his monthly parking fees. The actual amount received by Mr. Stoppelman in 2018 is set forth in the Summary Compensation Table below.
Similarly, during his secondment to our wholly owned subsidiary Yelp UK Ltd., we provided Mr. Nachman with tax equalization — tax reimbursements or amounts paid to cover additional taxes incurred by Mr. Nachman by reason of his secondment to ensure his tax burden during the secondment was approximately the same as it would have been had he remained in the United States — and paid for the preparation of required tax returns and tax equalization settlement calculations during his secondment. Although Mr. Nachman’s secondment ended in 2014 and he resumed working for us in the United States, we continue to pay for the preparation of his tax returns and tax equalization settlement calculations for the tax years affected by his secondment in accordance with our tax equalization policy and as provided in the letter agreement we entered into with Mr. Nachman in May 2014 regarding the conclusion of his secondment, return to the United States and his continued employment with us upon his return, or the Repatriation Agreement. The actual amounts received by Mr. Nachman are set forth in the Summary Compensation Table below. Although the final terms of Mr. Nachman’s compensation during his secondment and in connection with his return were the result of individual negotiations with him, they generally reflected benefits we typically provided to employees we required to relocate abroad at that time.

Summary Information Regarding 2019 Changes to Executive Compensation Program
For 2019, our Compensation Committee maintained the same general structure of our executive compensation program, with the exception of the equity award component. In the first quarter of 2019, our Compensation Committee determined that it would be advisable to grant the named executive officers performance-based RSUs, or Performance Awards, to further tie executive pay to company performance.
Accordingly, our Compensation Committee approved awards consisting of stock options, RSUs and Performance Awards to the named executive officers covering the numbers of shares set forth below. As in 2018, each of the options and RSUs vests over four years, with the shares underlying the options vesting in equal monthly installments and the shares covered by the RSUs vesting in equal quarterly installments.

Name	Stock Options	RSUs	Performance Awards
Jeremy Stoppelman	272,700	—	44,828
Lanny Baker	83,900	20,690	20,690
Jed Nachman	83,900	20,690	20,690
Alan Ramsay	26,600	6,552	6,552
Laurence Wilson	55,950	13,794	13,794

The Compensation Committee granted the Performance Awards in direct response to feedback from investors in late 2018 and early 2019. The Compensation Committee worked with Compensia to develop the appropriate performance criteria and framework that it felt would enhance the link between our pay and performance over the long term, while also balancing the desire for simplicity given that we have not previously granted performance-based awards to our executive officers. Our Compensation Committee continues to evaluate the appropriate structure for the performance-based components of our executive compensation program and expects to further refine the structure over the coming years, including in response to ongoing stockholder outreach and feedback.
The Performance Awards are subject to both a performance goal and a time-based vesting schedule. The shares underlying each Performance Award will be eligible to vest only if the average closing price of our common stock exceeds $45.3125 over any 60-trading day period during the four years following the grant date of February 7, 2019, which we refer to as the Performance Goal. The Performance Goal price threshold represents a 25% increase over the closing price of our common stock on the grant date. Our Compensation Committee determined this to be an appropriate initial performance goal as we evolve the equity component of our executive compensation program from solely time-based vesting toward a combination of time-based and performance-based vesting.

If the Performance Goal is met, the shares underlying each Performance Award will vest quarterly over four years from the grant date, subject to the applicable executive officer's continued service as of each such vesting date, which we refer to as the Time-Based Vesting Schedule. Any shares subject to the Performance Awards that have met the Time-Based Vesting Schedule at the time the Performance Goal is achieved will fully vest as of such date, provided the applicable executive officer is providing services the Company at such time. Thereafter, any remaining unvested shares subject to the Performance Awards will continue vesting solely according to the Time-Based Vesting Schedule, subject to the continuous service requirement.

Other Compensation Policies
Stock Ownership Guidelines. In December 2018, we adopted stock ownership guidelines for our executive officers and non-employee directors. The stock ownership guidelines require our Chief Executive Officer to attain ownership of the greater of (a) 30,000 shares or (b) shares valued at 3x his base salary, and require each of our other executive officers to attain ownership of the lesser of (w) shares valued at 1x his base salary or (x) 10,000 shares. Non-employee directors must attain ownership of the lesser of (y) 3x the director's annual cash retainer for service on the Board, excluding committee fees, or (z) 2,000 shares.
Each executive officer and director must achieve this minimum position by the later of (x) December 5, 2021 or (y) three years after the individual became subject to the Stock Ownership Guidelines. Mr. Stoppelman currently significantly exceeds his ownership requirement under the stock ownership guidelines.
Equity Grant Policy. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information. We have adopted a policy regarding the timing of the grant of equity awards that provides, among other things, that the grant date for equity awards approved by written consent will generally be either the fifth or tenth business day of the month in which the consent is effective, provided that if the consent is not effective until after the tenth business day of the month, the grant date will be the fifth business day of the following month.
Prohibition on Short Sales, Margin Purchases, Hedging, and Pledging. Our trading window policy prohibits short sales, margin purchases, hedging and pledging transactions as well as other inherently speculative transactions in our equity securities by our executive officers and Board members, among others.
Compensation Recovery Policies. In January 2019, we adopted a Clawback Policy that requires us to seek to recover certain incentive compensation from a current or former officer who is (or was at the relevant time) subject to Section 16 of the Exchange Act, or an Affected Officer, if: (a) we are required to prepare an accounting restatement for any fiscal period commencing after the adoption of the Clawback Policy due to material non-compliance with any financial reporting requirement and (b) it is determined that fraud, gross negligence or intentional misconduct by such Affected Officer contributed to the non-compliance underlying the restatement.
Compensation is subject to recoupment under the Clawback Policy if it was granted, earned or vested based, in whole or part, on the attainment of a financial reporting measure and was received by the Affected Officer during the three fiscal years preceding the date on which the Company is required to prepare the accounting restatement, as follows:

•
with respect to cash bonuses, we may seek to recoup up to the full amount of the difference between the compensation received by the Affected Officer and the amount the Affected Officer would have received based on our restated results;

•	with respect to equity incentive awards, we may seek to recoup up to the full amount of any such award that was determined based on the financial statements that were subsequently restated; and

•
if, after the release of earnings for any period with respect to which financial statements were subsequently restated and prior to the announcement of such restatement, an Affected Officer sells shares acquired pursuant to an option or other award granted after the adoption of the Clawback Policy, we may seek to recoup the difference between (x) the actual aggregate proceeds from the sale and (y) the aggregate proceeds the Affected Officer would have received if the sale had been at a price per share reflecting the restated results, as determined in the discretion of the Board (provided that the aggregate sale proceeds determined by the Board may not be less than the aggregate exercise price paid for the shares).

When the SEC adopts final clawback policy rules under the Dodd-Frank Act, we will review and may revise the Clawback Policy to the extent required to comply with such rules.

Tax and Accounting Considerations
Deductibility of Executive Compensation. Under 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), compensation paid to any publicly held corporation's "covered employees" that exceeds $1 million per taxable year for any covered employee is generally not deductible.
Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as "performance-based compensation" under Section 162(m). However, the Tax Cuts and Jobs Act repealed this performance-based compensation exception with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract that was in effect on November 2, 2017 and which is not modified in any material respects on or after such date.
Compensation paid to each of our "covered employees" in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will be eligible for such transition relief and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of the Company's executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company's business needs.
Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or the Code, provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain defined limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not historically, and did not in 2018, provide any executive officer, including any named executive officer, with a “gross up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code, and we have not agreed, and are not otherwise contractually obligated to provide, any named executive officers with such a “gross up” or other reimbursement in connection with such taxes.
Accounting Treatment. The accounting impact of our compensation programs is a factor that the Compensation Committee considers in determining the size and structure of our programs to ensure that our compensation programs are reasonable and in the best interests of the stockholders.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2018.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Fred D. Anderson, Jr., Chairperson
Robert Gibbs
George Hu
____________________

(1)
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, other than our Annual Report, where it shall be deemed “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Risk Assessment

During the first quarter of 2018, in connection with its annual review of our compensation programs, the Compensation Committee, assisted by our management, conducted a risk assessment review of our compensation policies and practices. Based on its review, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered our pay mix, base salaries, the attributes of our variable compensation programs, including our equity program and sales compensation plans, as well as our alignment with market pay levels and compensation program designs.
The Compensation Committee believes the structure of our compensation program for executive officers does not encourage excessive or unnecessary risk-taking behavior. The base salary component does not encourage risk taking because it is a fixed amount, and we do not offer incentive cash compensation opportunities. Long-term equity awards, which are the principal component of our executive compensation program, do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.
With regard to Mr. Stoppelman, the Compensation Committee considered whether it would be appropriate to continue to honor his request for a nominal base salary. Although this arrangement allows Mr. Stoppelman to continue to signal his confidence in our business, the Compensation Committee revisited whether the lack of meaningful cash compensation would encourage excessive or unnecessary risk-taking behavior. In particular, the Compensation Committee noted that a large portion of Mr. Stoppelman’s personal wealth continued to be tied directly to our stock performance, potentially encouraging him to emphasize short-term performance at the expense of long-term value creation.
Our Compensation Committee continued to believe, however, that this potential risk was effectively addressed through Mr. Stoppelman's equity compensation opportunities. In particular, it granted Mr. Stoppelman a large stock option award in January 2018 that, taken together with his existing equity awards, provides him with staggered, long-term incentive opportunities, from which he will realize value only through the appreciation of our stock price in the long term. Our Compensation Committee found that these opportunities mitigated the risk of Mr. Stoppelman focusing disproportionately on short-term results and balanced his lack of meaningful cash compensation, in addition to addressing our long-term retention goals. Based on this determination, our Compensation Committee approved the continued payment of a nominal base salary to Mr. Stoppelman.

Summary Compensation Table

The following table shows compensation awarded to, paid to or earned by our named executive officers for the years ended December 31, 2018, 2017 and 2016.
2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jeremy Stoppelman	2018	1	—	5,409,360	48,525(3)	5,457,886
Chief Executive Officer	2017	1	—	10,027,200	42,900	10,070,101
	2016	1	—	3,670,221	52,337	3,722,559
Lanny Baker	2018	325,000	737,984	2,213,518	2,625(4)	3,279,126
Chief Financial Officer	2017	325,000	—	—	1,000	326,000
	2016	230,208	2,775,607	2,655,968	1,000	5,662,784
Jed Nachman	2018	325,000	737,984	2,213,518	240,447(5)	3,516,949
Chief Operating Officer	2017	325,000	1,338,846	1,292,641	136,503(6)	3,092,990
	2016	325,000	1,501,597	476,337	345,303(7)	2,648,237
Alan Ramsay	2018	306,250	895,926	461,688	2,750(4)	1,666,614
Chief Accounting Officer	2017	286,250	469,009	—	1,000	756,259
	2016	275,000	249,752	73,667	1,000	599,419
Laurence Wilson	2018	325,000	860,966	861,178	750(4)	2,047,894
Chief Administrative Officer, General Counsel and Secretary	2017	325,000	1,004,135	323,741	1,000	1,653,876
	2016	325,000	1,126,198	357,476	1,000	1,809,674

(1)
The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying stock awards and stock options, as applicable, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 14, “Stockholders’ Equity,” in our Annual Report.

(2)
Amounts reported for 2016 and 2017 have been restated to exclude health, dental, vision, life and disability insurance premiums and wellness reimbursements paid by the Company on behalf of the named executive officers, as well as matching charitable donations by The Yelp Foundation, that do not discriminate in scope, terms or operation in favor of our executive officers and that are available generally to all salaried employees as permitted by SEC rules.

(3)
The amount reported consists of (a) $5,400 in monthly parking fees paid by the Company and (b) $43,125 for personal administrative services performed by Mr. Stoppelman’s executive assistant. Because Mr. Stoppelman’s executive assistant is employed and paid by the Company to perform these services for the Company, the dollar amount of this benefit represents the estimate of the aggregate incremental cost to the Company of these services, based on the approximate amount of the executive assistant’s regular time spent on Mr. Stoppelman’s personal matters during 2018 as a percentage of her total time spent working for the Company during 2018, multiplied by her base salary paid by the Company in 2018.

(4)
The amount reported consists of Company-paid 401(k) plan matching contributions. These benefits were provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(5)
The amount reported consists of $2,000 of Company-paid 401(k) matching contributions, as well as the following amounts paid pursuant to Mr. Nachman’s Repatriation Agreement: (a) $215,957 of tax equalization payments, $80,017 of which was paid in British pounds sterling and converted using the interbank exchange rate in effect on the date of payment, and (b) $22,490 of tax preparation payments. The tax equalization payments represent additional taxes on income imputed to Mr. Nachman as a result of our payment of certain other taxes on his behalf; however, we will not be able to make a final determination as to the exact amount of Mr. Nachman’s tax equalization for 2018 until both his U.S. and U.K. tax returns for 2018 are finalized and, as a result, we may make additional tax equalization payments at a later date. We may also make additional tax preparation payments on behalf of Mr. Nachman in connection with the final determination of his tax equalization payments.

(6)
This amount reflects an upward adjustment of $1,200 to the amount previously reported related to the preparation of Mr. Nachman’s 2017 tax returns and 2017 tax equalization calculation incurred after April 20, 2018, the date that our Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Stockholders was filed with the SEC.

(7)
This amount reflects the following adjustments to the amount previously reported: (a) $177,103 of additional tax equalization payments owed to Mr. Nachman for 2016; and (b) $3,710 of payments related to the preparation of Mr. Nachman’s 2016 tax returns and 2016 tax equalization calculation incurred after April 20, 2018, the date that our Definitive Proxy Statement on Schedule 14A for our 2018 Annual Meeting of Stockholders was filed with the SEC.

Compensation Plans and Arrangements

Employment Agreements
We entered into amended and restated employment letter agreements with Messrs. Stoppelman, Nachman and Wilson on February 3, 2012. The agreements do not provide for a specific employment term and our executive officers are employed on an at-will basis. The amended and restated employment letter agreements provide that our executive officers are eligible to participate in our incentive compensation programs, insurance programs and other employee benefit plans established by us, including our Severance Plan.
We entered into employment agreements with Messrs. Baker and Ramsay on April 15, 2016 and July 13, 2012, respectively. The agreements provide for initial base salary, eligibility to participate in our standard benefit plans and initial equity awards, but did not provide for severance, other than for Mr. Baker, whose agreement provides that he is eligible to participate in the Severance Plan.
Severance Arrangements
Severance Plan. Each of our executives at the level of vice president or above, including our named executive officers, who is deemed to be an officer under Section 16 of the Exchange Act and selected by the Board is eligible to participate in the Severance Plan.
Each eligible participant who suffers an involuntary termination without cause or a constructive termination will be eligible to receive, provided that he or she signs a release of claims and complies with continuing obligations of confidentiality, (i) a lump sum cash payment equal to one year of his or her then-current base salary, (ii) a lump sum bonus payment equal to the actual cash bonus amount the participant would have earned for the year in which the termination occurred, if any, based on our actual performance, prorated for the period of active service, and (iii) six months of company-paid health insurance coverage. In the event a participant suffers an involuntary termination without cause or a constructive termination in the same year as a change in control (as defined in the Severance Plan), the lump sum bonus payment will be equal to the actual cash bonus amount as if we had achieved all of the goals under the bonus plan in the year in which the termination occurred and will not be pro-rated. Additionally, each participant who experiences an involuntary termination without cause or a constructive termination on or within 12 months following a change in control will receive accelerated vesting of 50% of the number of their unvested shares subject to each equity award held by such participant that was awarded after the adoption of the Severance Plan.
These benefits are subject to a “best after-tax” provision in the case where benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code. This means that the executive officer will receive whichever of the following two alternative forms of payment would result in the executive officer’s receipt, on an after-tax basis, of the greater amount of benefits notwithstanding that all or some portion of the benefit may be subject to the excise tax: (a) payment in full of the entire amount of the benefits or (ii) payment of only a part of the benefit so that the executive officer receives the largest benefit possible without the imposition of the excise tax. If a participant has other severance benefits in another agreement with us, he or she will not receive double benefits.
Equity Awards. Equity awards are subject to potential vesting acceleration under the terms of our equity plans. For a summary of these terms, see “—Equity Incentive Plans” below.
Equity Incentive Plans
2012 Equity Incentive Plan, as Amended
In January 2012, our Board adopted, and our stockholders subsequently approved, our 2012 Equity Incentive Plan, as amended, or the 2012 Plan, as a successor to and continuation of our 2011 Equity Incentive Plan, or the 2011 Plan, discussed below. In 2013 and 2016, our Board and stockholders approved amendments to the 2012 Plan to increase the aggregate number of shares of our common stock that may be issued pursuant to awards under the 2012 Plan by 2,000,000 shares and 3,000,000 shares, respectively. In addition, prior to January 1, 2017, the number of shares of our common stock reserved for issuance under our 2012 Plan automatically increased on January 1 of each year by 4.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding year, or a lesser number of shares determined by the Board; on January 1, 2013, 2014, 2015 and 2016, the number of shares reserved for issuance increased by 2,540,210, 2,834,979, 1,458,411 and 3,039,312 shares, respectively. Following the amendment to the 2012 Plan approved by our Board and stockholders in 2016, the number of shares of our common stock reserved for issuance will automatically increase on January 1 of each year beginning January 1, 2017 through and including January 1, 2022 by 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number determined by the Board. On January 1, 2017, 2018 and 2019, the number of shares reserved for issuance increased by 5,560,088 shares, 4,186,245 shares and 5,739,778 shares, respectively.
The 2012 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards and other stock awards. Additionally, the 2012 Plan provides for the grant of performance cash awards to our employees, directors and consultants. Incentive stock options granted under the 2012 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2012 Plan are not intended to qualify as incentive stock options under the Code. To date, we have granted stock options and restricted stock units under the 2012 Plan.
As of April 15, 2019, options to purchase 5,498,241 shares of common stock granted pursuant to the 2012 Plan were outstanding, 8,038,177 shares of common stock were subject to issuance upon settlement of unvested RSU awards issued pursuant to the 2012 Plan and 106,554 shares of common stock were subject to issuance upon settlement of unvested performance-based RSU awards issued pursuant to the 2012 Plan. Such outstanding options had a weighted-average exercise price of approximately $31.64 per share as of that date.
Our Board has delegated concurrent authority to administer the 2012 Plan to our Compensation Committee.
Our 2012 Plan provides that in the event of a specified corporate transaction, as defined in the 2012 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may: (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of a stock award and provide for its termination prior to the transaction; (4) arrange for the lapse of any reacquisition or repurchase rights held by us; or (5) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.
The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control (as defined in the 2012 Plan). In the absence of such a provision, no such acceleration of the stock award will occur.
2011 Equity Incentive Plan
Our Board adopted, and our stockholders approved, our 2011 Plan in July 2011, as a successor to and continuation of our Amended and Restated 2005 Plan, or the 2005 Plan, discussed below. As of April 15, 2019, options to purchase 134,212 shares of common stock at a weighted-average exercise price per share of $10.83 remained outstanding under our 2011 Plan. No grants have been made under our 2011 Plan since the date of our initial public offering and no further awards will be granted under our 2011 Plan. All outstanding awards continue to be governed by their existing terms.

Our Board has delegated concurrent authority to administer our 2011 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter.
Our 2011 Plan provides that in the event of a specified corporate transaction, as defined under the 2011 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of the stock award and provide for its termination prior to the transaction and arrange for the lapse of any reacquisition or repurchase rights held by us; or (4) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.
The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no acceleration of the stock award will occur.
Amended and Restated 2005 Equity Incentive Plan
Our Board adopted, and our stockholders approved, our 2005 Plan in September 2005. As of April 15, 2019, options to purchase 1,730,714 shares of common stock at a weighted-average exercise price per share of $7.14 remained outstanding under the 2005 Plan. Effective as of July 2011, our Board terminated the 2005 Plan and provided that no further stock awards were to be granted under our 2005 Plan. All outstanding stock awards under the 2005 Plan will continue to be governed by their existing terms.
Our Board has delegated concurrent authority to administer our 2005 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter.
In the event of a corporate transaction, including a reorganization, merger, consolidation, split-up, spin-off or combination, or a disposition of our securities, the administrator will determine how to treat each outstanding stock award. The administrator may (1) provide for the purchase of the stock award for cash had the stock award been exercisable, payable or fully vested, or provide for the replacement of the stock award with other rights or property determined by the administrator; (2) provide that the stock award will be exercisable in full; (3) provide for the assumption and substitution of the stock award by a successor corporation; (4) adjust the number and type of securities or property subject to the stock award and/or the terms and conditions (including the grant or exercise price) of the stock award or stock awards that may be granted in the future; or (5) provide that the stock award will not be exercisable and will terminate immediately upon the consummation of the transaction, provided that for a specified period of time prior to the transaction, the stock award will be exercisable in full, the restrictions imposed on the shares subject to the stock award may be terminated and any repurchase right held by us will no longer be in effect.
2012 Employee Stock Purchase Plan
In January 2012, our Board adopted, and our stockholders subsequently approved, our 2012 Employee Stock Purchase Plan, as amended, or our ESPP. As of April 15, 2019, the maximum aggregate number of shares of our common stock that may be issued under our ESPP is 2,076,250 shares. The number of shares of our common stock reserved for issuance under the ESPP automatically increases on January 1 of each year through and including January 1, 2022 by the least of (i) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (ii) 5,000,000 shares of common stock; or (iii) such lesser number as determined by our Board. The number of shares of our common stock reserved for issuance under the ESPP automatically increased on January 1, 2013 by 1,270,105 shares and on January 1, 2017 by 1,588,596 shares. The Board determined not to increase the shares reserved for issuance under the ESPP on January 1, 2014, 2015, 2016, 2018 and 2019. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.
Our Board has delegated concurrent authority to administer our ESPP to our Compensation Committee under the terms of the Compensation Committee’s charter.
Our employees, including executive officers, or any employees of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (a) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (b) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our ESPP if such employee (x) immediately after the grant would own stock possessing five percent or more of the total combined voting power or value of our common stock, or (y) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.
The administrator may approve offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our ESPP.
Our ESPP permits participants to purchase shares of our common stock through payroll deductions or other methods, if required by law, with up to 15% of their earnings. The purchase price of the shares will not be less than 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.
A participant may not transfer purchase rights under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.
In the event of a specified corporate transaction, such as our merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.
Our ESPP will remain in effect until terminated by the administrator in accordance with the terms of the ESPP. Our Board has the authority to amend, suspend or terminate our ESPP, at any time and for any reason.
Additional Benefits
We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual limits under the Code. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.
For a description of additional benefits we offer to our executive officers, including health and welfare benefits and the additional benefits provided to Mr. Stoppelman in connection with the reduction of his salary to a nominal amount, please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits.”
Pension Benefits
Other than with respect to the 401(k) Plan, our employees, including our named executive officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Non-qualified Deferred Compensation
During the year ended December 31, 2018, our employees, including our named executive officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2018.
Grants of Plan-Based Awards in the Year Ended December 31, 2018

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jeremy Stoppelman	1/16/2018	1/10/2018	—	288,000	43.58	5,409,360
Lanny Baker	1/16/2018	1/10/2018	16,934	—	—	737,984
	1/16/2018	1/10/2018	—	117,850	43.58	2,213,518
Jed Nachman	1/16/2018	1/10/2018	16,934	—	—	737,984
	1/16/2018	1/10/2018	—	117,850	43.58	2,213,518
Alan Ramsay	1/16/2018	1/10/2018	5,645	—	—	246,009
	1/16/2018	1/10/2018	—	13,100	43.58	246,051
	6/14/2018	6/11/2018	15,790	—	—	649,916
	6/14/2018	6/11/2018	—	8,950	41.16	215,638
Laurence Wilson	1/16/2018	1/10/2018	19,756	—	—	860,966
	1/16/2018	1/10/2018	—	45,850	43.58	861,178

(1)
The amounts in this column represent shares of common stock subject to RSU awards granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”

(2)
The amounts in this column represent shares of common stock underlying options granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”

(3)	This amount represents the grant date fair value of the RSU award calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant.

(4)
This amount represents the grant date fair value of the stock option award calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 14, “Stockholders’ Equity,” in our Annual Report.

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information regarding outstanding equity awards at December 31, 2018 for the named executive officers.
Outstanding Equity Awards at December 31, 2018

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Jeremy Stoppelman	01/06/2011	1,601,039	—	7.16	01/05/2021	—	—
	02/05/2013	575,000	—	21.18	02/05/2023	—	—
	02/05/2013	90,000	—	21.18	02/05/2023	—	—
	01/08/2015	32,600	—	53.83	01/08/2025	—	—
	03/09/2016	426,200	—	20.47	03/09/2026	—	—
	03/01/2017	133,853	172,097(2)	34.66	03/01/2027	—	—
	03/01/2017	239,009	108,641(3)	34.66	03/01/2027	—	—
	01/16/2018	66,000	222,000(2)	43.58	01/16/2028	—	—
Lanny Baker	05/02/2016	181,576	99,574(4)	21.51	05/02/2026	—	—
	01/16/2018	27,007	90,843(2)	43.58	01/16/2028	—	—
	05/02/2016	—	—	—	—	48,389(5)	1,693,131
	01/16/2018	—	—	—	—	12,701(6)	444,408
Jed Nachman	02/05/2013	40,500	—	21.18	02/05/2023	—	—
	01/08/2015	23,635	815(7)	53.83	01/08/2025	—	—
	03/09/2016	36,643	16,657(2)	20.47	03/09/2026	—	—
	03/01/2017	36,509	46,941(2)	34.66	03/01/2027	—	—
	01/16/2018	27,007	90,843(2)	43.58	01/16/2028	—	—
	03/09/2016	—	—	—	—	22,924(6)	802,111
	03/01/2017	—	—	—	—	21,729(6)	760,298
	01/16/2018	—	—	—	—	12,701(6)	444,408
Alan Ramsay(8)	07/31/2012	11,250	—	19.96	07/31/2022	—	—
	06/30/2014	4,250	—	76.68	06/30/2024	—	—
	01/04/2016	4,484	1,666(2)	27.60	01/04/2026	—	—
	01/16/2018	3,002	10,098(2)	43.58	01/16/2028	—	—
	06/14/2018	1,118	7,832(2)	41.16	06/14/2028	—	—
	01/04/2016	—	—	—	—	2,263(6)	79,182
	01/03/2017	—	—	—	—	5,405(6)	189,121
	10/06/2017	—	—	—	—	823(6)	28,797
	01/16/2018	—	—	—	—	4,234(6)	148,148
	06/14/2018	—	—	—	—	13,817(6)	483,457
Laurence Wilson	02/05/2013	130,000	—	21.18	02/05/2023	—	—
	01/08/2015	23,635	815(7)	53.83	01/08/2025	—	—
	03/09/2016	27,500	12,500(2)	20.47	03/09/2026	—	—
	03/01/2017	9,143	11,757(2)	34.66	03/01/2027	—	—
	01/16/2018	10,507	35,343(2)	43.58	01/16/2028	—	—
	03/09/2016	—	—	—	—	17,193(6)	601,583
	03/01/2017	—	—	—	—	16,297(6)	570,232
	01/16/2018	—	—	—	—	14,817(6)	518,447

(1)	Represents the market value of the unvested shares subject to this RSU based on the closing price of our common stock on December 31, 2018, which was $34.99 per share.

(2)	1/48th of the shares underlying this option vest on a monthly basis over four years following the grant date.

(3)
The shares underlying this option vest over 36 months following the grant date, as follows: (a) 35% of the shares vest on a monthly basis over the first 12 months following the grant date; (b) 45% of the shares vest on a monthly basis over the subsequent 12 months; and (c) the remaining 20% of the shares vest on a monthly basis over the final 12 months.

(4)	25% of the shares underlying this option vested on April 15, 2017, with the remainder vesting on a monthly basis over the following three years.

(5)	25% of the shares subject to this RSU vested on May 20, 2017, with the remainder vesting on a quarterly basis over the following three years.

(6)	1/16th of the shares subject to this RSU vest on a quarterly basis over four years following the grant date.

(7)
The shares underlying this option vest over 48 months following the grant date, as follows: (a) 10% of the shares vest on a monthly basis over the first 12 months following the grant date; (b) 20% of the shares vest on a monthly basis over the second 12 months; (c) 30% of the shares vest on a monthly basis over the third 12 months; and (d) 40% of the shares vest on a monthly basis over the fourth 12 months.

(8)
Mr. Ramsay resigned from his position as Chief Accounting Officer effective June 1, 2019. His equity awards will cease vesting as of the date he ceases providing services to Yelp and his vested options will remain exercisable thereafter as provided in the terms of the 2012 Plan.

Option Exercises and Stock Vested

The following table shows certain information regarding option exercises and stock vested during the year ended December 31, 2018.
Option Exercises and Stock Vested in the Year Ended December 31, 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeremy Stoppelman	—	—	—	—
Lanny Baker	—	—	36,493	1,512,364
Jed Nachman	115,803	2,749,016	48,354	2,003,901
Alan Ramsay	—	—	9,375	384,173
Laurence Wilson	5,000	140,850	42,061	1,743,106

(1)
The value realized is calculated as the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised.

(2)
The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day immediately preceding the vesting date, multiplied by the number of shares that vested on that date.

Potential Payments Upon Termination or Change in Control

The following table sets forth quantitative estimates of the benefits that each of our named executive officers would be entitled to in connection with certain termination and change in control events pursuant to the Severance Plan. The table assumes that the qualifying termination or change in control event, as applicable, occurred on December 31, 2018.

Name	Lump Sum Cash Severance Payment ($)(1)	Continuation of Benefits ($)(2)	Value of Equity Acceleration ($)(3)	Total ($)
Jeremy Stoppelman
Qualifying Termination(4)	1	3,278	—	3,279
Qualifying Termination Upon Change in Control(5)	1	3,278	46,321	49,601
Lanny Baker
Qualifying Termination(4)	325,000	9,934	—	334,934
Qualifying Termination Upon Change in Control(5)	325,000	9,934	1,739,863	2,074,797
Jed Nachman
Qualifying Termination(4)	325,000	9,934	—	334,934
Qualifying Termination Upon Change in Control(5)	325,000	9,934	1,132,041	1,466,975
Alan Ramsay(6)
Qualifying Termination(4)	320,000	8,288	—	328,288
Qualifying Termination Upon Change in Control(5)	320,000	8,288	470,438	798,726
Laurence Wilson
Qualifying Termination(4)	325,000	5,710	—	330,710
Qualifying Termination Upon Change in Control(5)	325,000	5,710	937,768	1,268,479

(1)
Represents one year of the executive officer’s base salary in effect as of December 31, 2018. The amount indicated does not include the payment of any accrued salary or vacation that might be due upon termination of employment.

(2)
Represents six months of payments of premiums for continued health insurance coverage under COBRA, assuming in each case that the executive officer timely elects to receive the benefits. Under the Severance Plan, we would continue to pay for such premiums for six months unless the executive officer earlier (a) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (b) loses eligibility for continuation coverage under COBRA.

(3)
The value of unvested options that are subject to accelerated vesting and have an exercise price of less than $34.99, the closing price of our common stock on December 31, 2018, is calculated as (a) the difference between $34.99 and the exercise price of the applicable option, multiplied by (b) the number of unvested options subject to accelerated vesting held by the applicable named executive officer. With respect to Messrs. Baker, Nachman, Ramsay and Wilson, the value of unvested RSUs subject to accelerated vesting is calculated as the number of RSUs subject to accelerated vesting held by the applicable named executive officer multiplied by $34.99.

(4)	Represents benefits payable under the Severance Plan upon an involuntary termination without cause or constructive termination (as such terms are defined in the Severance Plan).

(5)
Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination that occurs on or within 12 months following a change in control (as such terms are defined in the Severance Plan).

(6)	Mr. Ramsay resigned from his position as Chief Accounting Officer effective June 1, 2019. As a result, he will not be eligible for the benefits provided under the Severance Plan.

In addition to the benefits described and quantified above, the 2012 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service, which time period we refer to as the post-termination exercise period. Generally, under the 2012 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of the named executive officers would be entitled to an extended post-termination exercise period in the event of a termination due to death or disability.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Jeremy Stoppelman, our Chief Executive Officer, or CEO:
For the year ended December 31, 2018, the median of the total annual compensation of all employees of our company (other than our CEO) was $50,749. The annual total compensation of our CEO for purposes of determining the CEO pay ratio was $5,457,886, as reported in the “Total” column of the Summary Compensation Table. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees in 2018 was approximately 108 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We selected December 31, 2018, which is the last day of our most recently completed fiscal year, as the date upon which we would identify the median employee.

•
As of December 31, 2018, our employee population (other than the CEO) consisted of approximately 6,086 individuals, 5,922 of whom were located in the United States and 164 of whom were located outside of the United States, consisting of 69 employees in Germany, 53 in the United Kingdom, 40 in Canada and two in Belgium. Because of the limited scale of our operations outside the United States, we chose to exclude all 164 of our employees located outside the United States for purposes of determining our "median employee" in our pay ratio calculation.

•
To identify the “median employee,” we used wages reported in Box 1 of IRS Form W-2 as a consistently applied compensation measure to identify the median employee from our employees located in the United States.

•	Once we identified our median employee, we then determined that employee's total compensation, including any perquisites, in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our capital stock as of March 8, 2019 by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table;

•	all executive officers and directors of Yelp as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that the person has beneficial ownership if he, she or it possesses sole or shared voting power of a security, including options that are currently exercisable or exercisable within 60 days of March 8, 2019. Applicable percentages are based on 81,516,259 shares of common stock outstanding on March 8, 2019. Shares subject to options exercisable as of or within 60 days of March 8, 2019 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.
This table is based upon information supplied by our officers and directors, as well as our review of Schedule 13Gs filed with the SEC. Except as indicated by footnote, and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

Beneficial Owner	Number of Shares	Percent of Total
Principal Stockholders
BlackRock, Inc.(1)	10,848,499	13.3%
The Vanguard Group, Inc.(2)	7,395,439	9.1%
Prescott General Partners LLC(3)	7,366,391	9.0%
Jeremy Stoppelman(4)	5,480,622	6.5%
Named Executive Officers and Directors
Jeremy Stoppelman(4)	5,480,622	6.5%
Lanny Baker(5)	383,430	*
Jed Nachman(6)	314,070	*
Alan Ramsay(7)	42,282	*
Laurence Wilson(8)	486,237	*
Diane M. Irvine(9)	65,268	*
Fred D. Anderson, Jr.(10)	8,804	*
Robert Gibbs(11)	52,824	*
George Hu	—	*
Mariam Naficy(12)	27,594	*
Sharon Rothstein	—	*
Brian Sharples	—	*
All executive officers and directors as a group (13 persons)(13)	6,997,799	8.2%

*	Less than one percent.

(1)
Based on information contained in a Schedule 13G filed with the SEC on January 10, 2019, BlackRock, Inc. (“BlackRock”), a global investment management firm, has sole voting power over 10,384,705 shares and sole dispositive power over 10,848,499 shares. The Schedule 13G filed by BlackRock provides information only as of December 31, 2018 and, consequently, the beneficial ownership of BlackRock may have changed between December 31, 2018 and March 8, 2019. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group, Inc. (“Vanguard”), an independent advisor, has sole voting power over 166,652 shares, shared voting power over 9,524 shares, sole dispositive power over 7,226,804 shares and shared dispositive power over 168,635 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, beneficially owns 159,111 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, beneficially owns 17,065 shares as a result of its serving as an investment manager of Australian investment offerings. The Schedule 13G/A filed by Vanguard provides information only as of December 31, 2018 and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2018 and March 8, 2019. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2019, (a) Prescott General Partners LLC, an investment advisor (“PGP”), has shared voting and dispositive power over 5,943,732 shares, (b) Prescott Investors Profit Sharing Trust (“PIPS”) has sole voting and dispositive power over 188,079 shares and (c) Thomas W. Smith has sole voting and dispositive power over 1,000,000 shares, as well as shared voting and dispositive power over 234,580 shares. Mr. Smith is the managing member of PGP and trustee of PIPS and may be deemed to beneficially own 234,580 shares in his capacity as investment manager for certain managed accounts. The Schedule 13G/A filed by PGP, PIPS and Mr. Smith provides information only as of December 31, 2018 and, consequently, the beneficial ownership of these individuals and entities may have changed between December 31, 2018 and March 8, 2019. The address of PGP, PIPS and Mr. Smith is 2200 Butts Road, Suite 320, Boca Raton, Florida 33431.

(4)
Consists of (a) 2,193,310 shares held by the Jeremy Stoppelman Revocable Trust, over which Mr. Stoppelman retains sole voting and dispositive power, and (b) 3,287,312 shares issuable upon exercise of options exercisable within 60 days of March 8, 2019.

(5)
Consists of (a) 128,747 shares held by Mr. Baker, including 71,365 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), (b) 1,750 shares of common stock held by Mr. Baker’s family trust, over which Mr. Baker exercises voting and dispositive control, and (c) 252,933 shares of common stock issuable upon exercise of options exercisable within 60 days after March 8, 2019.

(6)
Consists of (a) 120,762 shares held by Mr. Nachman, including 68,693 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), and (b) 314,070 shares issuable upon exercise of options exercisable within 60 days after March 8, 2019.

(7)
Consists of (a) 30,028 shares held by Mr. Ramsay, all of which underlie RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), and (b) 12,254 shares issuable upon exercise of options exercisable within 60 days after March 8, 2019.

(8)
Consists of (a) 186,794 shares held by Mr. Wilson, including 54,756 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), (b) 214,427 shares issuable to Mr. Wilson upon exercise of options exercisable within 60 days after March 8, 2019, (c) 39,183 shares held by Miriam Warren, Mr. Wilson’s spouse and our Vice President of Engagement, Diversity and Belonging, including 17,714 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), and (d) 45,833 shares issuable to Ms. Warren upon exercise of options exercisable within 60 days after March 8, 2019. As spouses, Mr. Wilson and Ms. Warren may be deemed to beneficially own each other’s shares.

(9)
Consists of (a) 16,310 shares held by Ms. Irvine, including 1,771 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), and (b) 48,958 shares issuable upon exercise of options exercisable within 60 days after March 8, 2019.

(10)
Consists of (a) 4,429 shares held by Mr. Anderson, including 1,063 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), and (b) 4,375 shares issuable upon exercise of options exercisable within 60 days after March 8, 2019.

(11)Consists of (a) 3,866 shares held by Mr. Gibbs, including 995 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), and (b) 48,958 shares issuable upon exercise of options exercisable within 60 days after March 8, 2019.

(12)
 Consists of (a) 1,136 shares held by Ms. Naficy, including 613 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), and (b) 26,458 shares issuable upon exercise of options exercisable within 60 days after March 8, 2019.

(13)
Includes (a) 339,629 shares underlying RSUs that remained subject to vesting requirements (none of which are expected to vest within 60 days of March 8, 2019), and (b) 4,155,160 shares issuable upon exercise of options exercisable within 60 days after March 8, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our current and former equity compensation plans under which awards remained outstanding or available for future grant as of December 31, 2018. Information is included for the following plans, each of which was adopted with the approval of our stockholders: our 2005 Plan; our 2011 Plan; our 2012 Plan; and our ESPP.

Plan Category	Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)(1)	Shares of Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	13,382,245(2)	$24.54	8,122,768(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	13,382,245(2)	$24.54	8,122,768(3)

(1)	The weighted-average exercise price excludes RSU awards, which have no exercise price.

(2)
Consists of (a) options to purchase 1,738,529 shares of common stock under our 2005 Plan; (b) options to purchase 147,610 shares of common stock under our 2011 Plan; (c) options to purchase 4,932,243 shares of common stock under our 2012 Plan; and (d) 6,563,863 shares of common stock subject to outstanding RSU awards under our 2012 Plan.

Excludes purchase rights currently accruing under our ESPP. Each offering under our ESPP consists of one six-month purchase period and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock at the end of each offering period.

(3)	Consists of (a) 6,046,518 shares of common stock reserved for issuance under our 2012 Plan and (b) 2,076,250 shares of common stock reserved for issuance under our ESPP.
The number of shares of our common stock reserved for issuance under our 2012 Plan will automatically increase on January 1 of each year through and including January 1, 2022 by 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Pursuant to the terms of our 2012 Plan, an additional 5,739,778 shares of common stock were added to the number of shares reserved for issuance under the 2012 Plan, effective January 1, 2019.
The number of shares of our common stock reserved for issuance under our ESPP will increase automatically each year through and including January 1, 2022 by the least of (a) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (b) 5,000,000 shares of common stock; or (c) such lesser number as determined by the Board. Pursuant to the terms of our ESPP, the Board determined that no additional shares of common stock would be added to the number of shares reserved for issuance under the ESPP as of January 1, 2019.

TRANSACTIONS WITH RELATED PERSONS
Related-Person Transactions Policy and Procedures

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to the Company as an employee, director or consultant are not covered by this policy. A related person is any executive officer, director or more than five percent stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where the Audit Committee would be inappropriate, to another independent committee of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.
In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources of comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
Certain Related-Person Transactions

Below we describe transactions and series of similar transactions since January 1, 2018, to which we were or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than five percent of our common stock, or any immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Related-Person Compensation
Although the payment of compensation for services as an employee is not considered a related-person transaction covered by our Related-Person Transaction Policy, we have included below information regarding compensation paid to a family member of one of our executive officers.
Miriam Warren, our Vice President of Engagement, Diversity and Belonging and spouse of our Chief Administrative Officer and General Counsel, Laurence Wilson, received compensation for her services as an employee in the year ended December 31, 2018, including an annualized base salary of $235,000 and RSUs covering 5,645 shares of common stock. As of January 1, 2019, Ms. Warren's annualized base salary was increased to $250,000. In addition, in January 2019, our Compensation Committee granted Ms. Warren additional RSUs covering 8,557 shares of common stock, which vest in equal quarterly installments over four years from the date of grant.
Ms. Warren also received our standard benefits package; these benefits were provided on the same terms as provided to all of our regular full-time employees. In addition, we provided Ms. Warren with tax equalization — tax reimbursements or amounts paid to cover additional taxes incurred by Ms. Warren by reason of her earlier secondment to our wholly owned subsidiary Yelp UK Ltd. to ensure her tax burden is approximately the same as it would have been had she remained in the United States — and paid for the preparation of required tax returns and tax equalization settlement calculations for tax years affected by her secondment. These benefits are provided in accordance with our tax equalization policy and reflect the benefits we typically provided to employees we required to relocate abroad at the time of Ms. Warren's secondment.

The Yelp Foundation
In 2011, our Board approved the establishment of The Yelp Foundation, a non-profit organization designed to support consumers and businesses in the communities in which we operate. Ms. Warren and Messrs. Stoppelman, Baker, Nachman and Wilson are officers and directors of The Yelp Foundation. As described under “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies,” The Yelp Foundation made matching charitable donations to charitable organizations on behalf of Messrs. Stoppelman, Ramsay and Wilson in 2018.
Indemnification
Our Amended and Restated Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition to the indemnification required in our Amended and Restated Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors, officers and certain employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

PROCEDURAL MATTERS
General

The Board is soliciting your vote with this Proxy Statement and proxy card for use at the Annual Meeting, to be held on Thursday, June 6, 2019 at 9:30 a.m. Pacific time and for any adjournment or postponement of the Annual Meeting. This year’s Annual Meeting will be held entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2019.
Our Annual Report, including our financial statements for the year ended December 31, 2018, is also enclosed or available online at the same website as this Proxy Statement. These proxy materials are first being made available to stockholders on or about April 22, 2019.

The Notice you are receiving identifies the items to be voted on at the Annual Meeting and provides instructions on how to vote by telephone or online, by requesting and returning a printed proxy card or by submitting a ballot online during the Annual Meeting. Please note that you cannot vote by marking the Notice and returning it.
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of your Notices to ensure that all of your shares are voted.
We may send you a proxy card, along with a second Notice, on or after May 2, 2019. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.
Stockholders Entitled to Vote; Record Date

Only stockholders of record at the close of business on the Record Date — April 15, 2019 — will be entitled to vote at the Annual Meeting. On the Record Date, there were 78,504,148 shares of our common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically online or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are a beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.
As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
Voting; Revocability of Proxies

Vote at the Annual Meeting
If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2019. You will be asked to provide the control number from your Notice.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must obtain a valid proxy from your broker, bank or other agent to vote online during the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
The webcast of the Annual Meeting will begin promptly at 9:30 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:15 a.m. Pacific time, and you should allow reasonable time for the check-in procedures.
Voting by Proxy
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

You may still attend and vote at the Annual Meeting even if you have already voted by proxy. All shares entitled to vote and represented by properly executed proxies received, and not revoked, by the deadlines set forth below will be voted in accordance with the instructions indicated on those proxies.
Stockholders of Record. If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy online or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time on June 5, 2019 to be counted.

To vote online, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time on June 5, 2019 to be counted.

To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. Your signed proxy card must be received prior to the Annual Meeting to be counted.

Beneficial Owners. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.
Discretionary Voting
If you return a signed and dated proxy card or otherwise vote without providing specific voting instructions, your shares will be voted in accordance with the Board's recommendations, as applicable:

•	FOR the election of each of the three nominees for director;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019;

•	FOR the advisory approval of executive compensation; and

•	For every 1 YEAR as the preferred frequency of advisory votes to approve executive compensation.
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual

Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares on those matters in accordance with his best judgment.
Revocability of Proxies
You can revoke your proxy at any time before the final vote at the Annual Meeting.
Stockholders of Record. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may grant a subsequent proxy by telephone or online.

•	You may submit another properly completed proxy card with a later date.

•
You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day immediately preceding the date of the Annual Meeting.

•	You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owners. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Effect of Not Casting Your Vote
Stockholders of Record. If you are a stockholder of record and do not vote by telephone, online, by completing a proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
Beneficial Owners. If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or agent will still be able to vote your shares depends on whether the NYSE deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.
Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or agent may not vote your shares on Proposal Nos. 1, 3 or 4 without your instructions, but may vote your shares on Proposal No. 2. The unvoted shares on non-routine matters are referred to as "broker non-votes."
Quorum; Abstentions; Broker Non-Votes

In order to conduct business at the Annual Meeting, a quorum must be present at the meeting or represented by proxy. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person, by remote communication or represented by proxy. On the Record Date, there were 78,504,148 shares of our common stock outstanding and entitled to vote. Thus, the holders of 39,252,075 shares of our common stock must be present in person, by remote communication or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person, by remote communication or represented by proxy may adjourn the Annual Meeting to another date.
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count: for Proposal No. 1 to elect directors, “For” and “Withhold” votes, abstentions and broker non-votes; with respect to Proposal No. 4 regarding the frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of every "1 Year," "2 Years" and "3 Years," abstentions and broker non-votes; and, with respect to all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	“For” votes from the holders of a majority of the votes cast with respect to each director's election[1]	Withheld votes will have the effect of "Against" votes; abstentions will have no effect	None
2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019	“For” votes from the holders of a majority of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter	Against	None[2]
3	Advisory approval of the compensation of our named executive officers	“For” votes from the holders of a majority of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter	Against	None
4	Advisory vote on the frequency of stockholder advisory votes on executive compensation
The frequency receiving the vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against each proposed frequency	None

(1)
The majority voting standard for uncontested elections is subject to a director resignation policy, as set forth in our Bylaws. For additional information, see "Proposal No. 1 — Required Vote and Board Recommendation."

(2)	Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.
Expenses of Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Deadlines to Submit Stockholder Proposals and Director Nominations for 2020 Annual Meeting

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 24, 2019 to our Corporate Secretary at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.
Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2020 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 8, 2020 nor earlier than the close of business on February 7, 2020. However, if our 2020 Annual Meeting of Stockholders is not held between May 7, 2020 and July 6, 2020, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2020 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2020 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2020 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
The chairperson of the 2020 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2020 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any proposal (i) presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) made in accordance with our Bylaws, if (x) the 2020 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and (y) the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.
Delivery of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, we and a number of brokers with account holders who are Yelp stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they, as applicable, will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify the Company or your broker. Direct your written request to the Company to the attention of our Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, or contact our Corporate Secretary at (415) 908-3801. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement and other materials we are sending you or that are available on our website in connection with the Annual Meeting, or Other Materials, contain forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Proxy Statement and the Other Materials that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "project," "seek," "should," "target," "will," "would" and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management, which are in turn based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors" included under Part I, Item 1A of our Annual Report. Furthermore, such forward-looking statements speak only as of the date of this Proxy Statement. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.
By Order of the Board of Directors
Laurence Wilson
Corporate Secretary
April 22, 2019
A copy of the Company’s Annual Report to the U.S. Securities and Exchange Commission on Form 10-K for the year ended December 31, 2018 is available without charge upon written request to: Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

YELP INC.
140 NEW MONTGOMERY ST., 9TH FLOOR
SAN FRANCISCO, CA 94105

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 5, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/Yelp2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 5, 2019. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E69024-P23038

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YELP INC.

The Board of Directors recommends you vote FOR all of the following nominees:

1. Election of Directors

Nominees:	**For**	**Withhold**	**Abstain**
1a. Fred D. Anderson, Jr.	☐	☐	☐
1b. Sharon Rothstein	☐	☐	☐
1c. Brian Sharples	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the selection of Deloitte & Touche LLP as Yelp's independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of Yelp's named executive officers, as disclosed in the accompanying proxy statement.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on proposal 4.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Yelp's named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

E69025-P23038

YELP INC.
Annual Meeting of Stockholders
June 6, 2019 9:30 AM, PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the Notice of the 2019 Annual Meeting of Stockholders of YELP INC. and the accompanying Proxy Statement, and hereby appoint(s) Laurence Wilson and Charles Baker, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of YELP INC. that the undersigned stockholder(s) is/are entitled to vote at the 2019 Annual Meeting of Stockholders of YELP INC. to be held at 9:30 AM, PDT on June 6, 2019 via live audio webcast, and any adjournment or postponement thereof. To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/Yelp2019.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote FOR each of the nominees listed in Proposal No. 1, FOR Proposal Nos. 2 and 3, and for 1 Year on Proposal No. 4.

Continued and to be signed on reverse side